SCHEDULE 14A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
TRANSOCEAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Price per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

NOTICE OF ANNUAL GENERAL MEETING OF TRANSOCEAN INC. TO BE HELD MAY 10, 2007
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF TRANSOCEAN INC. MAY 10, 2007
ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF 5% BENEFICIAL OWNERS AND MANAGEMENT
AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES PAID TO ERNST & YOUNG LLP
HOUSEHOLDING
2006 ANNUAL GENERAL MEETING OF SHAREHOLDERS
PROPOSALS OF SHAREHOLDERS

March 20, 2007
Dear Shareholder:
     The 2007 annual general meeting of Transocean Inc. will be held on Thursday, May 10, 2007 at 9:00 a.m., Bahamas time, at the British Colonial Hilton Nassau, Nassau, Bahamas. The Secretary’s notice of annual general meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.
     It is important that your shares be represented and voted at the meeting. Please read the enclosed notice of annual general meeting and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.
Sincerely,

J. Michael Talbert	Robert L. Long
Chairman of the Board	Chief Executive Officer
     This proxy statement and the accompanying proxy card are dated March 20, 2007 and are first being mailed on or about March 26, 2007 to record shareholders as of March 19, 2007.

NOTICE OF ANNUAL GENERAL MEETING OF TRANSOCEAN INC.
TO BE HELD MAY 10, 2007
     The annual general meeting of Transocean Inc., a Cayman Islands exempted company limited by shares, will be held at the British Colonial Hilton Nassau, Nassau, Bahamas at 9:00 a.m., Bahamas time, on May 10, 2007 for the following purposes:
(1)	To elect four directors as members of our board of directors to serve until the 2010 annual general meeting and until their respective successors have been duly elected.

(2)	To approve the appointment of Ernst & Young LLP as independent registered public accounting firm for 2007.

(3)	To transact such other business as may properly be brought before the meeting.
     This constitutes notice of the meeting as required by Cayman Islands law and our articles of association.
     Only record holders of ordinary shares at the close of business on March 19, 2007 will be entitled to notice of, and to vote at, the meeting.
     The meeting may generally be adjourned from time to time without advance notice other than announcement at the meeting, or any adjournment thereof, and any and all business for which the meeting is hereby noticed may be transacted at any such adjournment.
By order of the Board of Directors,
Eric B. Brown
Secretary
Houston, Texas
March 20, 2007

YOUR VOTE IS IMPORTANT
Please complete, sign and promptly return your proxy card in the enclosed return envelope.

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF TRANSOCEAN INC.
MAY 10, 2007
     This proxy statement is furnished in connection with the solicitation of proxies by Transocean Inc., on behalf of our board of directors, to be voted at our annual general meeting to be held on May 10, 2007 at 9:00 a.m., Bahamas time, at the British Colonial Hilton Nassau, Nassau, Bahamas.
Proposals
     At the annual general meeting, shareholders will be asked to vote upon the following:
•	A proposal to elect four nominees as directors to serve three-year terms. These directors will be members of a class of directors that will serve until the 2010 annual general meeting and until their respective successors have been duly elected.

•	A proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for 2007.

•	Any other matters that may properly come before the meeting.
     We know of no other matters that are likely to be brought before the annual general meeting.
Quorum
     The presence, in person or by proxy, of shareholders holding a majority of our outstanding ordinary shares will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum at the meeting.
Record Date
     Only shareholders of record at the close of business on March 19, 2007 are entitled to notice of and to vote, or to grant proxies to vote, at the meeting.
Votes Required
     Approval of the proposal to elect the four nominees as directors requires the affirmative vote of a plurality of the votes cast. The plurality requirement means that the director nominee with the most votes for a board seat is elected to that board seat. You may vote “for” or “against” or “abstain” with respect to the election of each director. Only votes “for” or “against” are counted in determining whether a plurality has been cast in favor of a director. Abstentions and “broker non-votes” are not counted for purposes of the election of directors. As described later in this Proxy Statement, our Corporate Governance Guidelines set forth our procedures if a director nominee is elected, but does not receive more votes cast “for” than “against” the nominee’s election.
     Approval of the proposal to appoint Ernst & Young LLP as independent registered public accounting firm for 2007 requires the affirmative vote of holders of at least a majority of the ordinary shares present in person or by proxy at the meeting and entitled to vote on the matter. Abstentions and “broker non-votes” on the proposal have the effect of a vote against the proposal.
     As of the record date for the meeting, there were 287,850,111 ordinary shares outstanding and entitled to notice of and to vote at the meeting. Holders of ordinary shares on the record date are entitled to one vote for each share held.
Proxies
     A proxy card is being sent to each shareholder as of the record date. If you properly received a proxy card, you may grant a proxy to vote on each of the proposals by marking your proxy card appropriately, executing it in the space provided, dating it and returning it to us. We may accept your proxy by any form of communication permitted by Cayman Islands law and our articles of association. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

     If you have timely submitted a properly executed proxy card and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted a properly executed proxy card and have not clearly indicated your votes, your shares will be voted “FOR” the election of all director nominees and “FOR” the other proposals.
     If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against any of the three proposals will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.
     You may revoke your proxy card at any time prior to its exercise by:
•	giving written notice of the revocation to our Secretary;

•	appearing at the meeting, notifying our Secretary and voting in person; or

•	properly completing and executing a later-dated proxy and delivering it to our Secretary at or before the meeting.
     Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.
Solicitation of Proxies
     The accompanying proxy is being solicited on behalf of the board of directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained D.F. King & Co., Inc. for a fee of $8,000, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of ordinary shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.
ELECTION OF DIRECTORS
     Our articles of association divide our board of directors into three classes: Class I, Class II and Class III. Four Class II directors are to be elected at our 2007 annual general meeting to serve for three-year terms expiring at the annual general meeting in 2010 when their respective successors have been duly elected.
     The board has nominated for election as Class II directors Robert L. Long, Martin B. McNamara, Robert M. Sprague and J. Michael Talbert. Messrs. Long, McNamara, Sprague and Talbert are standing for re-election. If any of the nominees becomes unavailable for any reason, which we do not anticipate, the board of directors in its discretion may designate a substitute nominee. If you have submitted an executed proxy card, your vote will be cast for the substitute nominee unless contrary instructions are given in the proxy.
     We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the board whether to accept the tendered resignation or reject it. The board must then act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote. The board must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter in a Form 8-K furnished to the Securities and Exchange Commission (SEC) or other broadly disseminated means of communication. Full details of this Policy are set out in our Corporate Governance

Guidelines which are available on our website at www.deepwater.com under “Corporate Governance.”
     The board has received from each current board member, including each of the nominees for election at the annual general meeting, an executed irrevocable letter of resignation consistent with these guidelines described above. Each such letter of resignation is effective only in the event that (1) such director fails to receive a sufficient number of votes from shareholders in an uncontested election of such director and (2) the board accepts such resignation.
The board of directors recommends a vote “FOR” the election of Robert L. Long, Martin B. McNamara, Robert M. Sprague and J. Michael Talbert as Class II directors.
Nominees for Director—Class II—Terms Expiring 2010
ROBERT L. LONG, age 61, is Chief Executive Officer and a member of our board of directors. Mr. Long served as President and Chief Executive Officer and a member of our board of directors from October 2002 to October 2006, at which time he relinquished the position of President. Mr. Long served as President from December 2001 to October 2002. Mr. Long served as Chief Financial Officer from August 1996 until December 2001. Mr. Long served as Senior Vice President from May 1990 until the time of the Sedco Forex merger, at which time he assumed the position of Executive Vice President. Mr. Long also served as Treasurer from September 1997 until March 2001. Mr. Long has been an employee since 1976 and was elected Vice President in 1987.
MARTIN B. MCNAMARA, age 59, is a Partner of the law firm of Gibson, Dunn & Crutcher and has served as a member of the firm’s executive, finance and compensation committees, as well as a Partner-in-Charge of the firm’s Texas practice. He has served as one of our directors since November 1994. During the past five years, Mr. McNamara has been in the private practice of law.
ROBERT M. SPRAGUE, age 62, is the retired Regional Business Director of Shell EP International BV, a position in which he served from April 1997 until June 2003. Mr. Sprague served as Director – Strategy & Business Services for Shell EP International BV from January 1996 until March 1997 and as Exploration & Production Coordinator of Shell International Petroleum BV from May 1994 to December 1995. Mr. Sprague joined the Royal Dutch / Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from April 2000 to April 2003. Mr. Sprague has served on our board of directors since May 2004.
J. MICHAEL TALBERT, age 60, has served as our non-executive Chairman of our board of directors since October 2004. Prior to that Mr. Talbert served as our executive Chairman of the board since October 2002 and a member of our board of directors since August 1994. Mr. Talbert also served as Chief Executive Officer from August 1994 until October 2002, Chairman of our board of directors from August 1994 until December 1999, and as President from December 1999 until December 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Enserch Corporation. He is also a director of El Paso Corporation.
Continuing Directors—Class III—Terms Expiring 2008
JUDY J. KELLY, age 58, is the retired Vice President–Americas of ExxonMobil Gas Marketing Company, a division of ExxonMobil Corporation, a position in which she served from March 2002 until her retirement in July 2004 and in which she was responsible for ExxonMobil’s natural gas and natural gas liquids marketing activities and related infrastructure assets in North and South America. From January 2000 until March 2002, Ms. Kelly served as Vice President–Global Business Planning for ExxonMobil Gas Marketing Company, a position she assumed after ExxonMobil’s merger with Mobil Corporation. Ms. Kelly joined a predecessor of ExxonMobil in its financial organization and served in a variety of positions during her 31 years at ExxonMobil. Ms. Kelly has served as one of our directors since May 2005.

ROBERTO MONTI, age 68, is the retired Executive Vice President of Exploration and Production for Repsol YPF. He was the President and Chief Executive Officer of YPF Sociedad Anonima from September 1995 to June 1999 prior to its acquisition by Repsol. From October 1993 to July 1995, he served as President of Dowell, a division of Schlumberger. He is also a director of Petrobras Energía S.A., John Wood Group PLC and Tenaris S.A. Mr. Monti has served as one of our directors since December 1999.
IAN C. STRACHAN, age 63, is a director of Reuters Group PLC, Xstrata plc, Rolls Royce Group plc and Johnson Matthey plc. He served as Chairman of the Board of Instinet Group Incorporated from January 2003 to December 2005, when it was acquired by The Nasdaq Stock Market, Inc. Mr. Strachan served as Deputy Chairman of Invensys plc from 1999 to 2000 and served as CEO of BTR plc from 1996 until its merger with Siebe plc in 1999, when it changed its name to Invensys plc. From 1987 to 1995, Mr. Strachan was with Rio Tinto plc, serving as CFO from 1987 to 1991 and as Deputy CEO from 1991 to 1995. He was employed by Exxon Corporation from 1970 to 1986. Mr. Strachan has served as one of our directors since December 1999.
MARK A. HELLERSTEIN, age 54, is Chairman of the Board of St. Mary Land & Exploration Company, an independent oil and gas company engaged in the exploration, exploitation, development, acquisition and production of natural gas and crude oil. Mr. Hellerstein served St. Mary Land & Exploration Company as Chief Executive Officer from 1995 until late February 2007 and was appointed Chairman of its board of directors in September 2002. Mr. Hellerstein was appointed as one of our directors on December 7, 2006 to fill a new director position.
Continuing Directors—Class I—Terms Expiring 2009
VICTOR E. GRIJALVA, age 68, has served as one of our directors since December 1999 and was Chairman of our board of directors until October 2002. He is the retired Vice Chairman of Schlumberger Limited. Before serving as Vice Chairman, he served as Executive Vice President of Schlumberger’s Oilfield Services division from 1994 to January 1999 and as Executive Vice President of Schlumberger’s Wireline, Testing & Anadrill division from 1992 to 1994. Mr. Grijalva is also a director of Hanover Compressor Company, where he served as Chairman from 2002 to 2005, and of Dynegy Inc.
ARTHUR LINDENAUER, age 69, became Chairman of the Board of Schlumberger Technology Corporation, the principal U.S. subsidiary of Schlumberger Limited, in December 1998 and served in that position through February 2004. He previously served as Executive Vice President-Finance and Chief Financial Officer of Schlumberger from January 1980 to December 1998. Mr. Lindenauer was a partner with the accounting firm of Price Waterhouse from 1972 to 1980. Mr. Lindenauer is also a director of the New York Chapter of the Cystic Fibrosis Foundation, a Trustee of the American University in Cairo and a member of the Board of Overseers of the Tuck School of Business at Dartmouth College. Mr. Lindenauer has served as one of our directors since December 1999.
KRISTIAN SIEM, age 58, is Chairman and Chief Executive Officer of Siem Industries, Inc., an industrial holding company that owns offshore oil and gas drilling and subsea construction services businesses, a fleet of reefer vessels and a fleet of car carrying vessels through subsidiaries in the Cayman Islands, the U.K. and Norway. Mr. Siem has served as one of our directors since September 1996 and was Chairman of Transocean ASA prior to its acquisition by us in 1996. Mr. Siem is also chairman of Star Reefers Inc., Siem Offshore Inc., Subsea 7 Inc. and Siem Industrikapital AB. He is further a director of North Atlantic Smaller Companies Investment Trust PLC. During the past five years, Mr. Siem has served as an executive officer with Siem Industries, Inc., as CEO and a director of Kvaerner ASA and as Chairman and a director of Norwegian Cruise Line.
MICHAEL E. MCMAHON, age 59, is a partner of Pine Brook Road Partners LLC, a private equity firm, which he co-founded. From January 2003 to July 2006, Mr. McMahon served as Executive Director of the Rhode Island Economic Development Corporation, Chairman of the Quonset Development Corporation and Chairman of the Slater Technology Fund. From 2000 to 2003, he was a founder and partner of RockPort Capital Partners, a venture capital firm focused on the energy, power, environmental and engineered materials sectors. Previously, Mr. McMahon served as a managing director and head of the global energy investment banking departments at Lehman Brothers and Salomon Brothers. Mr. McMahon was appointed as one of our directors on December 7, 2006 to fill a new director position.
Corporate Governance
     We believe that we have long had good corporate governance practices, including having had written corporate governance guidelines, committee charters and a code of conduct for employees in place before enactment of the Sarbanes-Oxley Act and revisions to the corporate governance rules of the New York Stock Exchange (NYSE). Furthermore, the board held separate meetings of the non-management directors for several years before executive sessions were required by the NYSE.
     We have instituted on-line mandatory training for employees on our code of conduct and other relevant compliance topics. We also require that all managerial and supervisory employees certify compliance with our code of conduct each year.
     The corporate governance committee of the board has continued to evaluate the Company’s and the board’s governance practices and formally reviews all committee charters along with recommendations from the various committees of the board and the board’s governance principles at least annually. In October 2006, the corporate governance committee recommended that the board adopt a guideline regarding the majority election of directors which has now been approved by the board and included in our corporate governance guidelines. This committee further receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the board annually evaluate their own performance.
     In 2005, we adopted ownership guidelines for directors that require each current non-management director to, over a five-year period, acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer. Each new director is required to acquire and retain such number of shares and/or deferred units over their initial five years as a director. In connection with such ownership requirement, the board currently grants deferred units to each of our directors and requires each director to hold such units until that director leaves the board.
     Our current governance documents may be found on our website at www.deepwater.com under “Corporate Governance.” Among the information you can find there is the following:
•	Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Corporate Governance Committee Charter;

•	Executive Compensation Committee Charter;

•	Finance and Benefits Committee Charter; and

•	Code of Ethics.
     Information contained on our website is not part of this proxy statement. You may also request this information in print by writing to our General Counsel, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046.
     We will continue to monitor our governance practices in order to maintain our high standards. Some specific governance issues are addressed below.
     Independence of Board Members/Committee Structure. Our corporate governance guidelines require that at least a majority of the directors meet the independence requirements of the NYSE. The director independence standards of the NYSE require a board determination that the director has no material relationship with the listed company and has no specific relationships that preclude independence. Our board considers all relevant facts and circumstances in assessing whether a director is independent.

     The board has carefully considered the criteria of the NYSE and believes that each of Victor E. Grijalva, Mark A. Hellerstein, Judy J. Kelly, Arthur Lindenauer, Michael E. McMahon, Martin B. McNamara, Roberto Monti, Robert M. Sprague and Ian C. Strachan meets the NYSE independence requirements. The board further believes that Richard A. Pattarozzi met the NYSE independence requirements prior to his not standing for re-election in May 2006. The board does not believe that Robert L. Long (our current Chief Executive Officer), J. Michael Talbert (our former executive Chairman and Chief Executive Officer), or Kristian Siem (an executive of a company that has an interest in one of our joint ventures) currently meet the NYSE independence requirements. The board believes that our executive compensation, audit and corporate governance committees are composed solely of directors who meet the NYSE independence requirements.
     The board has also considered what types of disclosure should be made relating to the process of determining director independence. To assist the board in making disclosures regarding its determinations of independence, the board has adopted categorical standards as permitted under the listing standards of the NYSE. These categorical standards deal only with what types of relationships need to be disclosed and not whether a particular director is independent. The board considers all relevant facts and circumstances in determining whether a director is independent. However, the relationships satisfying the categorical standards are not required to be disclosed or separately discussed in our proxy statement.
     A relationship satisfies the categorical standards adopted by the board if it:
•	is a type of relationship addressed in:

Item 404 of Regulation S-K of the Securities Act of 1933 (containing requirements for disclosure of related person transactions in a company’s proxy statement), but under those rules, disclosure is not required, or

Section 303A.02(b) of the NYSE Listed Company Manual (listing relationships that preclude a determination of independence), but under those rules, a determination of independence is not precluded; or

•	results from charitable contributions by the Company to an organization where a director is an executive officer and such contributions do not exceed the greater of $100,000 or 1% of the organization’s gross revenue in any of the last three years.
     Executive Sessions. Our non-management directors met in executive session without management at each regularly scheduled board meeting in 2006. During 2007, they are again scheduled to meet in executive session at each regularly scheduled board meeting. In addition, the independent directors met as a group in executive session on one occasion during 2006. Our non-management and independent directors have designated Ian C. Strachan as the presiding director for their respective meetings. Shareholders or other interested persons may send communications to the presiding director by writing to him c/o Mr. Eric B. Brown, Corporate Secretary, P.O. Box 2765, Houston, Texas 77252-2765.
     Director Nomination Process. The board has designated the corporate governance committee as the committee authorized to consider and recommend nominees for the board. We believe that all members of the committee meet the NYSE independence requirements.
     Our Corporate Governance Guidelines require that the corporate governance committee assess the needs of our Company and the board so as to recommend candidates who will further our goals. In making that assessment, the committee has determined that a candidate must have the following minimum qualifications:
•	high professional and personal ethics and values;

•	a record of professional accomplishment in his/her chosen field;

•	relevant expertise and experience; and

•	a reputation, both personal and professional, consistent with our core values.

     In addition to these minimum qualifications, the committee considers other qualities that may be desirable. In particular, the board is committed to having a majority of independent directors and, accordingly, the committee evaluates the independence status of any potential director. The committee evaluates whether or not a candidate contributes to the board’s overall diversity and whether or not the candidate can contribute positively to the existing chemistry and culture among the board members. Also, the committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business and position as the leading international provider of offshore drilling services.
     As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, our board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation. The board will also request a statement from any person nominated as a director by other than the board as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the board.
     The committee has several methods of identifying board candidates. First, the committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the board. Second, the committee requests from time to time that its members and the other board members identify possible candidates. Third, the committee has the authority to retain one or more search firms to aid in its search. The search firm assists the board in identifying potential board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications. The most recent additions to the board, Mark A. Hellerstein and Michael M. McMahon, were identified as a result of a combination of methods with Mr. Hellerstein being identified by a search firm and Mr. McMahon being identified by a current director on our board.
     The corporate governance committee considers nominees for director recommended by shareholders. Please submit your recommendations in writing, along with:
•	the name of and contact information for the candidate;

•	a statement detailing the candidate’s qualifications and business and educational experience;

•	information regarding the qualifications and qualities described under “Director Nomination Process” above;

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•	a signed irrevocable letter of resignation from the proposed candidate which, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) such candidate fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation;

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

•	financial and accounting experience of the candidate, to enable the committee to determine whether the candidate would be suitable for audit committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.
     Submit nominations to Eric B. Brown, Corporate Secretary, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046. The extent to which the committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the committee about the qualifications and suitability of the individual, viewed in light of the needs of the board, and is at the committee’s discretion. The committee evaluates the desirability for incumbent directors to continue on the board following the expiration of their respective terms, taking into account their contributions as board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the corporate governance committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the board, and the board may determine not to, nominate those candidates for election to our board.
     In addition to recommending director nominees to the corporate governance committee, any shareholder may nominate directors at an annual general meeting of shareholders. For more information on this topic, see “Proposals of Shareholders.”
     Executive Officer and Director Compensation Process. Our executive compensation committee has established an annual process for reviewing and establishing executive compensation levels. Deloitte Consulting LLP, an outside consultant retained by the committee, provides the committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Our CEO also assists the committee in the executive compensation process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see “—Compensation Discussion and Analysis.”
     Director compensation is set by the board upon a recommendation from the corporate governance committee of the board. At its first meeting of each calendar year, the corporate governance committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The corporate governance committee uses Deloitte Consulting LLP to gather data regarding director compensation at (1) certain similar size companies in the general industry as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation, see “—Compensation Discussion and Analysis.” Based upon its review of the data and its own judgment, the committee develops a recommendation for consideration by the board. Our employees receive no additional compensation for serving as directors on our board.
     Process for Communication by Interested Parties with the Board. The board has established a process whereby interested parties may communicate with the board and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the board or an individual director, c/o Eric B. Brown, Corporate Secretary, P.O. Box 2765, Houston, Texas 77252-2765. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The board has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the board has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the board aware of such material which it may request be forwarded, retained or destroyed at the board’s discretion.
     Policies and Procedures for Approval of Transactions with Related Persons. In February 2007, the board formally adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying any related person transaction.
     To identify related person transactions, each year we submit and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Our Code of Conduct further requires that any director inform the Chairman of the board and any executive officer inform our General Counsel when the director’s or executive officer’s, respectively, private interest interferes or appears to interfere, in any way with our interests. In addition, the board’s governance guidelines require that a director immediately inform the board or Chairman of the board as outlined above in the event that a director believes that the director has an actual or potential conflict with our interests.
     Director Attendance at Annual Meeting. We expect all of our directors to attend our annual general meeting of shareholders. At the 2006 meeting, all directors then serving on our board were in attendance other than Richard A. Pattarozzi, who was not standing for re-election at that meeting.

Board Meetings and Committees
     During 2006, the board of directors held five regular meetings and one special meeting. Each of our directors attended at least 75% of the meetings during the year (or during such shorter period for which the director served as a director), including meetings of committees on which the director served.
     The board has standing executive compensation, finance and benefits, corporate governance and audit committees. As noted, the charters for these committees may be found on our website at www.deepwater.com under “Corporate Governance.” In addition, the board may from time to time form special committees to consider particular matters that arise.
     Executive Compensation Committee. The purpose of the executive compensation committee is to assist the board in (1) developing a fair compensation program for executives and (2) complying with the board’s legal and regulatory requirements as to executive compensation. The authority and responsibilities of the executive compensation committee include the following:
•	review annually and approve the compensation paid to our executive officers;

•	annually establish performance goals and objectives for our CEO and annually review the CEO’s performance in light of the goals and objectives which were established and set the CEO’s compensation based on this evaluation;

•	administer (including the designation of eligible employees) our Long-Term Incentive Plan, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other executive compensation plan or arrangement providing for benefits to our executive officers in accordance with our goals and objectives established by the board of directors, the terms of the plans, any rules and regulations thereunder;

•	consider and make recommendations to the board concerning the existing executive compensation plans and the adoption of new plans and programs;

•	consider and recommend to the board the terms of any contractual agreements and other similar arrangements that may be entered into with our officers; provided, however, that the committee shall not recommend and the board shall not authorize “single-trigger” change of control agreements for any of our officers; and

•	retain and approve the fees of independent legal, accounting or other advisors, including any compensation consultant, used to assist it in the evaluation of executive officer compensation.
See “—Compensation Discussion and Analysis” for a discussion of additional responsibilities of the executive compensation committee.
     The executive compensation committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, New York Stock Exchange listing standards and our subcommittee’s governing documents. The committee may delegate all or a portion of its powers and responsibilities with respect to the plans described above to one or more of our management committees; provided that the committee retains all power and responsibility with respect to awards granted to our executive officers.
     The current members of the executive compensation committee are Mr. Strachan, Chairman, Ms. Kelly and Messrs. Hellerstein, Monti and Sprague. The executive compensation committee met five times during 2006.
     Finance and Benefits Committee. The finance and benefits committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the finance and benefits committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the finance and benefits committee are Mr. Siem,

Chairman, Ms. Kelly and Messrs. Lindenauer, McMahon and McNamara. The finance and benefits committee met three times during 2006.
     Corporate Governance Committee. The corporate governance committee makes recommendations to the board with respect to the selection and compensation of the board members, how the board functions and how the board should interact with shareholders and management. It reviews the qualifications of potential candidates for the board of directors, coordinates the self evaluation of the board and committees and nominates to the board candidates to be elected at the annual meeting of shareholders. The current members of the corporate governance committee are Mr. McNamara, Chairman, and Messrs. Grijalva, Monti and Sprague. The corporate governance committee met four times during 2006.
     Audit Committee. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accountants. The audit committee also monitors the integrity of our financial statements and the independence and performance of our auditors and reviews our financial reporting processes. The committee reviews and reports to the board the scope and results of audits by our independent registered public accounting firm and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.
     The board requires that all members of the audit committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not our audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, satisfies all of the following attributes:
•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.
     The person must have acquired such attributes through one or more of the following:
•	education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	other relevant experience.
     The current members of the audit committee are Mr. Lindenauer, Chairman, and Messrs. Grijalva, Hellerstein, McMahon and Strachan. The audit committee met eleven times during 2006. The board has reviewed the criteria set by the SEC and determined that Mr. Lindenauer qualifies as an “audit committee financial expert.” In addition, the board has determined that Mr. Lindenauer qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Lindenauer is an accountant by education, was a partner in an accounting firm and served as the Chief Financial Officer of Schlumberger Limited, a public company.
     Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the audit committee. We believe that the members of the audit committee have no such relationships and are therefore independent for purposes of NYSE rules.
AUDIT COMMITTEE REPORT
     Our audit committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2006 with management, our internal auditors and Ernst & Young LLP. In addition, we have discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61 (SAS 61). The Sarbanes-Oxley Act of 2002 requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the Securities and Exchange Commission (SEC). The committee discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and independent registered public accounting firm. The committee also reviewed and discussed with the Company’s management and independent registered public accounting firm, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.
     The committee also has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and we have reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. We also have discussed with our management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as we deemed appropriate.
     Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2006 in the Company’s Annual Report on Form 10-K for such year filed with the SEC.

ARTHUR LINDENAUER, CHAIRMAN	MICHAEL E. MCMAHON

VICTOR E. GRIJALVA	IAN C. STRACHAN

MARK A. HELLERSTEIN

SECURITY OWNERSHIP OF 5% BENEFICIAL
OWNERS AND MANAGEMENT
     The table below shows how many ordinary shares each of our directors and nominees, each of the named executive officers included in the summary compensation section below and all directors and executive officers as a group owned as of February 15, 2007. The table below also sets forth information concerning any person known by us to beneficially own 5% or more of our ordinary shares.
AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

	Shares Owned	Percent of Shares
Name of Beneficial Owner	Beneficially (1)(2)	Owned Beneficially (3)
Eric B. Brown (4)	66,451	—
Jean P. Cahuzac (4)	52,550	—
Gregory L. Cauthen (4)(5)	36,061	—
Robert L. Long (4)(6)	325,133	—
Steven L. Newman (4)(7)	41,760	—
Victor E. Grijalva	71,590	—
Mark A. Hellerstein (8)	30	—
Judy J. Kelly	620	—
Arthur Lindenauer	33,262	—
Michael E. McMahon	0	—
Martin B. McNamara	60,498	—
Roberto Monti	28,141	—
Kristian Siem (9)	38,982	—
Robert M. Sprague (10)	5,141	—
Ian C. Strachan	28,641	—
J. Michael Talbert (11)	456,733	—
All of the persons above and other executive officers as a group (18 persons) (4)	1,258,158	—

1.	The business address of each director and executive officer is c/o Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046. None of the shares beneficially owned by our directors or executive officers are pledged as security.

2.	Includes options exercisable within 60 days held by Messrs. Brown (33,750), Grijalva (26,000), Lindenauer (26,000), Long (208,227), McNamara (39,672), Monti (26,000), Newman (27,381), Siem (32,841), Strachan (26,000), Talbert (375,000) and all directors and executive officers as a group (820,871). Also includes (i) rights to acquire ordinary shares under our deferred compensation plan held by Messrs. Grijalva (17,977) and McNamara (12,513), and all directors and executive officers as a group (30,490), (ii) unvested restricted shares held by Messrs. Brown (5,744), Cahuzac (9,955), Cauthen (7,657), Newman (2,998) and all directors and executive officers as a group (32,125) over which such individuals have sole voting power but no dispositive power, and (iii) vested deferred units held by Messrs. Grijalva (2,141), Kelly (620), Lindenauer (2,141), McNamara (2,141), Monti (2,141), Siem (2,141), Sprague (2,141), Strachan (2,141), Talbert (620) and all directors and executive officers as a group (16,227).

3.	As of February 15, 2007, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding ordinary shares.

4.	Includes:

						All directors
						and executive
						officers as a
	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mr. Newman	group
Shares held in Employee Stock Purchase Plan	335	1,294	883	6,480	342	10,641
5.	Includes 27,521 shares held in a joint account with his wife.

6.	Includes 110,426 shares held in a joint account with his wife.

7.	Includes 624 shares held in a joint account with his wife.

8.	Includes 30 shares held by his wife.

9.	Excludes 1,423,720 of our ordinary shares held by Siem Industries, Inc. Mr. Siem is the Chairman and Chief Executive Officer of Siem Industries, Inc. As a result, he may be deemed a beneficial owner of those ordinary shares.

10.	Includes 3,000 shares held in a joint account with his wife.

11.	Includes 2,000 shares held in a joint account with his wife.
Section 16(a) Beneficial Ownership Reporting Compliance
     We believe all Section 16(a) reporting requirements related to our directors and executive officers were timely fulfilled during 2006, except for a Form 4 reporting one option exercise by Mr. Siem for 2,000 of our ordinary shares that was filed one day late. This belief is based solely on a review of the reports required to be filed under Section 16(a) of the U.S. Securities Exchange Act of 1934 that have been furnished to us and written representations from those with filing obligations that all reports were timely filed.
COMPENSATION
DISCUSSION AND ANALYSIS
Introduction
     This Compensation Discussion and Analysis covers each of the following topics:
•	the roles, responsibilities and process for setting executive compensation;

•	the guiding principles of our executive compensation program;

•	the components of our executive compensation program;

•	the consolidated review of executive compensation for 2006; and

•	the limitations on deductibility of non-performance based compensation.
For purposes of this Compensation Discussion and Analysis, each of the terms “we,” “our,” “us” and “the Company” refers to Transocean Inc.
Roles, Responsibilities and Process for Setting Executive Compensation
The Executive Compensation Committee of the Board of Directors
     Each of the members of our Executive Compensation Committee (the Committee) is appointed by our board of directors and meets the independence requirements of the NYSE, see “—Corporate Governance.” The Committee

assists the board (1) in developing a competitive compensation program for our executive officers and (2) in complying with the board’s legal and regulatory requirements with respect to executive compensation.
     The Committee’s responsibilities are more fully described in the Executive Compensation Committee Charter, and include each of the following:
•	Reviewing and approving compensation paid to our executive officers in line with the guiding principles of our executive compensation program described below;

•	Establishing the annual performance targets (based on the recommendations of our CEO) that apply equally to all of our executive officers;

•	Reviewing the performance of our CEO with the board and adjusting the CEO’s compensation based on that review;

•	Administering our executive compensation program which includes, among other things, (1) base salary, (2) annual non-equity incentive plan compensation granted pursuant to our Performance Award and Cash Bonus Plan, (3) equity awards granted under our Long Term Incentive Plan (LTIP) and (4) discretionary cash bonuses awarded from time to time under our Recognition and Reward Program; and

•	Considering and making recommendations to the board regarding (1) any changes to our existing executive compensation program and (2) the adoption of any new guidelines, policies or forms of compensation under our executive compensation program.
     The Committee regularly updates the board regarding our executive compensation program.
     The Committee has established an annual process for reviewing and establishing executive compensation levels. Deloitte Consulting LLP, an outside consultant (the Compensation Consultant) retained by the Committee, provides the Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. In advance of the Committee’s July meeting, the Compensation Consultant prepares a report comparing our executive compensation pay levels with competitive compensation provided at companies within our peer group. The Committee also reviews broader energy industry published compensation survey data in addition to a custom survey of compensation levels provided at other oilfield services companies. This survey data provides the Committee with additional compensation data for comparable positions within our industry.
     The Committee also reviews our CEO’s recommendation for compensation levels for individual members of our executive team, except the CEO himself. With respect to our CEO’s compensation, each December the Committee reviews proposed focus areas for the CEO for the upcoming year. The Committee then conducts a preliminary review in February of our CEO’s performance for the prior year, followed by a more complete review of his performance with the full board in a session in May that is chaired by the chairman of the Committee. Utilizing all of this data for the CEO and the other executive officers and bearing the executive compensation program’s objectives in mind (described below), the Committee uses its judgment in arriving at the appropriate level for each component of compensation for each of our executive officers.
The Compensation Consultant
     The Compensation Consultant provides the Committee with relevant market data and advice in determining the magnitude and appropriate structure for each of the components of our executive compensation program. The Compensation Consultant is also engaged from time to time to provide recommendations on other aspects of executive compensation as directed by the Committee. The Committee does not adopt all of the Compensation Consultant’s recommendations, but utilizes the Compensation Consultant’s work as a check in arriving at its own judgment with respect to what it deems to be appropriate. The Compensation Consultant has direct access to Committee members and participates in Committee meetings, as requested by the Committee Chairman.
Our CEO
     Our CEO is responsible for providing the Committee with his recommendations regarding (1) annual corporate performance targets that apply to all executive officers equally, (2) adjustments, if any, to compensation for other executive officers and (3) proposed focus areas for the upcoming year for the CEO. Our human resources department, led by the executive in charge of human resources, assists our CEO in fulfilling certain of these responsibilities.
     Our CEO also has authority under our Recognition and Reward Program to grant up to $250,000 in aggregate, discretionary cash bonuses each year for exceptional performance by any of our employees. However, our CEO must make a recommendation to and receive approval from the Committee or the Chairman of the Committee before making any such award to any of our executive officers.
Guiding Principles of Our Executive Compensation Program
     The goal of our executive compensation program is to attract, motivate and retain talented individuals from within and outside of our highly competitive industry to be leaders in our company. The following are the guiding principles of our executive compensation program:
     Align the interests of our executive officers with those of our shareholders by basing executive compensation on corporate performance.
     We believe that the total compensation offered to each of our executive officers should be substantially linked to our success. By focusing our executive officers on the appropriate measures of success, we intend to align the interests of our executive officers with those of our shareholders. The amount of equity and non-equity incentive plan compensation that each of our executive officers ultimately receives each year is directly related to our success relative to specific, pre-approved performance targets set by the Committee. We believe that our equity incentive plan compensation, in particular, is more contingent on company performance than comparable equity incentive plan compensation offered by companies within our peer group.
Set executive compensation at competitive levels.
     We believe that executive compensation must be continuously monitored to ensure that we provide the opportunity for each of our executive officers to receive competitive compensation both within our company and as compared to our peer group. The Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our executive officers and compares the total compensation and each component of compensation (1) internally for purposes of internal equity and (2) externally against the median amount paid to executive officers holding comparable positions at companies within our peer group to assist us in retaining our executive officers.
Components of Our Executive Compensation Program
     Our executive compensation program includes each of the following:
1.	base salary;

2.	non-equity incentive plan compensation offered under our Performance Award and Cash Bonus Plan;

3.	equity incentive plan compensation awarded under our LTIP;

4.	equity ownership policy;

5.	severance packages and change of control policies;

6.	benefits and perquisites; and

7.	discretionary cash bonuses offered from time to time to our employees, including our named executive officers, under our Recognition and Reward Program.

     The Committee seeks to achieve the appropriate balance between contingent and non-contingent compensation for each of our executive officers. For purposes of this analysis, the Committee considers “contingent compensation” to include compensation that is dependent on the performance of the Company as opposed to “non-contingent compensation” which includes compensation that is not dependent on the performance of the Company but may be influenced by the performance of the individual executive officer. The amount of contingent compensation, which includes both equity and non-equity incentive plan compensation, that an executive officer may receive relative to the amount of non-contingent compensation (base salary) that an executive officer may receive typically increases in relation to an executive officer’s responsibilities. Any benefits, perquisites or discretionary cash bonuses that an executive officer may receive are not considered for purposes of this analysis.
     Assuming that we performed at the targeted level for each of the equity and non-equity performance measures set by the Committee and described below, and each of our named executive officers performed at the level expected by the Committee, the board and the CEO, our named executive officers would have received the following balance of contingent (equity and non-equity incentive plan compensation) and non-contingent (base salary) compensation in 2006:

	Contingent	Non-Contingent
Mr. Long	88.1%	11.9%
Mr. Cahuzac	83.1%	16.9%
Mr. Cauthen	80.2%	19.8%
Mr. Brown	80.7%	19.3%
Mr. Newman	82.8%	17.2%
     The Committee provides specific performance targets for our executive officers with the intent that if such targets are met, then each executive officer would earn an amount of (1) annual cash compensation (which is equal to base salary, plus non-equity incentive plan compensation) and (2) equity incentive plan compensation under our LTIP approximately equal to the median of such respective compensation offered to executive officers holding comparable positions at companies within our peer group. In the event that the specific performance targets are not met or, if they are exceeded, then the compensation for the executive officers is adjusted accordingly.
     The Committee generally uses a peer group of 14 companies (the TSR Peer Group) as an external benchmark for comparing each component of compensation. Six of these companies (Diamond Offshore Drilling Inc., ENSCO International Incorporated, GlobalSantaFe Corporation, Noble Corporation, Pride International, Inc. and Rowan Companies, Inc.) compete with us directly in the offshore drilling industry and six (Baker Hughes Incorporated, BJ Services Company, Halliburton Company, Schlumberger Limited, Smith International, Inc. and Weatherford International Ltd.) are from the broader oilfield services industry. The TSR Peer Group also includes Nabors Industries Ltd., primarily a land driller, and Tidewater Inc., an offshore services vessel company.
     We believe that these 14 companies included in the TSR Peer Group generally target similar profiles, competencies, and experience levels for their executive officers and are an appropriate representation of the market in which we compete for executive talent. Accordingly, we believe that by benchmarking our compensation program against those programs offered by the companies within the TSR Peer Group, we ensure that the compensation package we provide our executive officers is competitive in the marketplace for their talent which in turn allows us to attract and retain executive talent.
     In 2006, both our Performance Award and Cash Bonus Plan and LTIP incorporated certain metrics that are based on our publicly reported financial results. There is no provision in either plan for retroactively adjusting past performance compensation in the event a restatement of these results leads to a different outcome, although such a restatement would be taken into consideration by the Committee in making future compensation decisions.

1. Base Salary
     Base salaries for our executive officers are determined annually by the Committee during its July meeting, and may then be updated during the year to reflect special events such as promotions. Base salaries are initially targeted at the median of base salaries offered to executive officers holding comparable positions at companies within a selected peer group with respect to such officer and may then be adjusted by the Committee to reflect an individual’s relative experience in the industry and performance at the company.
     As a result of the Committee’s (1) analysis of the peer group company and general industry data provided by the Compensation Consultant, (2) evaluation of the CEO’s performance against previously approved focus areas, and (3) review of our CEO’s recommendation regarding the level of base salary for each of the other named executive officers, the Committee made the following adjustments to our named executive officers’ base salaries effective as of July 16, 2006:
Robert L. Long – increased base salary approximately 13% from $750,000 to $850,000;
Jean P. Cahuzac – increased base salary approximately 18% from $435,000 to $515,000;
Gregory L. Cauthen – increased base salary approximately 7% from $360,000 to $385,000;
Eric B. Brown – increased base salary approximately 16% from $315,000 to $365,000; and
Steven L. Newman – increased base salary approximately 19% from $265,000 to $315,000.
     The above adjustments resulted in our named executive officers earning base salaries in 2006 that (i) were on average approximately 2% below the median of base salaries paid to executive officers holding comparable positions at companies within our peer group and (ii) ranged from approximately 10% below the median to 10% above the median. The Committee subsequently increased Mr. Newman’s base salary effective October 18, 2006 from $315,000 to $415,000 in light of his promotion from Senior Vice President of Human Resources and Information Process Solutions to his current position of Executive Vice President and Chief Operating Officer.
2. Non-Equity Incentive Plan Compensation
     Non-equity incentive plan compensation is awarded each year to our executive officers pursuant to our Performance Award and Cash Bonus Plan. The Committee targets non-equity incentive plan compensation at the reported median of non-equity incentive plan compensation paid to executive officers holding comparable positions at companies within our peer group. Our annual non-equity incentive plan compensation is intended to attract and retain executive talent and reward our executive officers if we meet or exceed the performance targets set by the Committee.
     At the end of each year, the Committee consults with our CEO and reviews and approves a set of performance targets for the company for the upcoming year. In establishing these performance targets, the Committee sets measurable parameters for quantifying company performance relative to the performance targets. At its annual December meeting, the Committee establishes the performance targets which are incorporated into a formula to be used to calculate non-equity incentive plan compensation for the coming year. The formula applies equally to all of our executive officers.
     The Committee approved the following formula in December 2005 to determine the amount of non-equity incentive plan compensation that each of our executive officers could earn in 2006:
     Non-Equity Incentive Plan Compensation = A * B * [C +D + E + F + G] * H

A = Non-Equity Incentive Plan Opportunity (%)	ü ý þ	Actual Non-Equity Opportunity Amount ($)
B = Base Salary earned during 2006 ($)

	Payout Percentages
	Minimum	Target	Maximum	Actual 2006
C = Adjusted Earnings per Share	0%	25%	50%	50%	ü
D = Cash Flow Return on Capital	0%	25%	50%	0%	ú	Performance
E = Safety Performance	0%	20%	40%	33%	ý	Adjustment
F = Project Execution	0%	20%	40%	6%	ú	Components (%)
G = Human Resources Development	0%	10%	10%	10%	þ

	0%	100%	190%	99%

H	=	Cash Flow Return on Market Capitalization, which is a performance factor that can increase or decrease the final payout amount by up to 50%, was 89.3% for purposes of the formula and resulted in an approximate 10.7% reduction in the amount of non-equity incentive plan compensation earned by each of our executive officers in 2006.
     The Committee used the Adjusted Earnings per Share and Cash Flow Return on Capital components of the formula to measure our financial performance. The Committee used the Safety Performance, Project Execution and Human Resources Development components to measure our corporate performance. The Committee targeted an equal weighting of our overall financial and corporate performance components in an effort to focus our executive officers on achieving near-term financial goals while continuing to operate the company at high standards. Each of the components of the non-equity incentive plan compensation formula is discussed in more detail below.
     The executive officers receive their non-equity incentive plan compensation in February of the following year. The Committee has the discretion to deviate from the actual non-equity incentive plan compensation that would otherwise be paid out according to the previously approved formula. The Committee has exercised its discretion in this regard only once with respect to any of our named executive officers in the past four fiscal years. In response to our disappointing safety results in 2003, the Committee eliminated all non-equity incentive plan compensation that four of our five named executive officers at that time would have otherwise earned that year.
     Non-Equity Incentive Plan Opportunity – The Committee generally targets each executive officer’s non-equity incentive opportunity, expressed as a percentage of base salary earned during a given year, at the median of the non-equity incentive opportunities provided within the custom oilfield services survey and within general industry practice. Given the absence of consistent target non-equity incentive plan opportunities disclosed in the peer companies’ proxy statements, the Compensation Consultant relies on this survey data and industry practice in formulating its recommendation to the Committee. The Committee reviews the non-equity incentive plan opportunity for each of our executive officers at its July meeting and adjusts each executive officer’s opportunity as appropriate based on comparable opportunities provided in the custom oilfield services survey and published survey data. Additionally, the Committee reviews median non-equity incentive plan compensation earned at comparable positions at our peer companies based on publicly disclosed proxy data and compares such amounts to actual non-equity incentive plan compensation earned by each of our executive officers. The Committee approved the following non-equity incentive plan opportunities as a percentage of base salary earned during 2006 for each of our named executive officers, including the increase in the opportunity percentage for Mr. Cauthen from 55% to 60% effective as of July 16, 2006 that was made in response to such comparable data:
Mr. Long — 90%,
Mr. Cahuzac — 75%,
Mr. Cauthen — 60%,
Mr. Brown — 55%, and
Mr. Newman — 50%.
Additionally, in light of Mr. Newman’s promotion described above, the Committee approved in October 2006 an increase in his non-equity incentive plan opportunity from 50% to 65% that applied to the base salary he earned in the remainder of 2006.
     Adjusted EPS — Adjusted EPS, or Adjusted Earnings Per Share, is equal to (1) earnings per share (EPS) less (2) the after-tax EPS impact of unusual items such as gains or losses on significant asset sales, asset and goodwill impairments, loss on debt retirements, unusual tax items such as settlements of tax disputes, gains or losses on termination of pension arrangements and other items of a similar nature. For 2006, the Committee set our Adjusted EPS target at $1.36 at which we would receive a payout of 25% for this performance measure. The basis for our Adjusted EPS target is a long-term goal, established several years ago by the Committee, of 11% cash flow return on equity, which is defined as net income, plus depreciation, plus or minus extraordinary gains or losses, respectively, divided by book equity.
     For 2006, the Committee established (1) a minimum Adjusted EPS of $0.31 per share, or 6.6% cash flow return on equity, at or below which we would receive no payout for this performance measure and (2) a maximum Adjusted EPS of $2.42, or 15.4% cash flow return on equity, at or above which we would receive the full payout of 50% for this performance measure. If our Adjusted EPS for 2006 fell between these minimum and maximum Adjusted EPS threshold amounts, the payout percentage used for purposes of the formula would be interpolated on a straight line basis between 0% and 50%.
     Our ability to meet our Adjusted EPS target in any given year is heavily influenced by industry and market conditions. In a depressed market, it is unlikely that we would be able to meet the target for that year; conversely, under favorable industry conditions, it is possible for us to significantly exceed the target for that year. In 2006, we had an Adjusted EPS of $2.93, which resulted in our receiving the full payout of 50% for this performance measure for 2006.
     CFROC – CFROC, or Cash Flow Return on Capital, is calculated based on our unleveraged after-tax cash flow return on tangible capital. Our performance with respect to CFROC in 2006 was judged based on our CFROC over the four fiscal quarters ended September 30, 2006 relative to the CFROC over the same time period of each of the following nine companies: Diamond Offshore Drilling Inc., ENSCO International Incorporated, GlobalSantaFe Corporation, Helmerich & Payne, Nabors Industries Ltd., Noble Corporation, Pride International, Inc., Rowan Companies, Inc., and Tidewater Inc. (the CFROC Peer Group). The Committee uses a different peer group than the 14 companies included in the TSR Peer Group because the Committee believes that the nine companies included in the CFROC Peer Group have more similar capital requirements to ours.
     For 2006, the Committee set a CFROC target for us of fourth (including ourselves) relative to the CFROC Peer Group at which we would receive a payout of 25% for this performance measure. For 2006, the Committee decided that if we ranked first among the CFROC Peer Group, we would receive a full payout of 50% for this performance measure, but if we ranked seventh or worse among the CFROC Peer Group (including ourselves), we would receive no payout for this performance measure. If our ranking among the CFROC Peer Group (including ourselves) for 2006 fell between first and seventh, the payout percentage used for purposes of the formula would be interpolated on a straight line basis between 0% and 50%. In 2006, we ranked ninth among the CFROC Peer Group (including ourselves) which resulted in our receiving no payout for this performance measure for 2006.
     Safety Performance – Our business involves numerous operating hazards and we remain committed to protecting our employees, our property and our environment. Our ultimate goal is to create “an incident-free workplace—all the time, everywhere.” The Committee sets our safety performance targets at high levels each year in an effort to motivate us to continually improve our safety performance toward this ultimate goal.
     The Committee measures our safety performance through a combination of our total recordable incident rate (TRIR), potential severity per incident (PSPI), and the number of rigs accomplishing the outstanding achievement of one full year without a recordable incident. TRIR is an industry standard measure of safety performance that is used to measure the frequency of a company’s recordable incidents. TRIR is measured in number of recordable incidents per 200,000 man hours worked. PSPI, on the other hand, is a proprietary safety measure that we use to monitor the potential severity of incidents. Each incident is reviewed and assigned a number based on the impact that such incident could have had on our employees and contractors.
     The Committee set our TRIR target for 2006 at 0.9 and our PSPI target at 7.0, which would result in our receiving a payout of 20% for this performance measure. For 2006, the Committee established (1) a combination of TRIR of 1.8 and PSPI of 8.0, at or above which we would receive no payout for this performance measure and (2) a combination of TRIR of 0.3 and PSPI of 5.0, at or below which we would receive a full payout of 40% for this performance measure. If our combination of TRIR and PSPI for 2006 fell between these minimum and maximum threshold amounts, the payout percentage used for purposes of the formula would be interpolated on a modified straight line basis between 0% and 40% that includes no significant acceleration or flattening between data points.
     In order to reinforce our commitment to our ultimate goal of creating an incident-free workplace, the payout percentage for the safety performance measure for 2006 as determined above is multiplied by the ratio of (1) the number of rigs without a recordable incident in 2006 over (2) the number of rigs without a recordable incident in 2005. In 2006, 22 of our rigs were incident-free for the year as compared to 16 incident-free rigs in 2005 resulting in a ratio of 1.375.
     Based on these safety performance measures, we experienced the safest year in the history of the company in 2006 with a TRIR of 0.92 and a PSPI of 6.1. This combination of TRIR and PSPI resulted in an initial payout percentage of 24.2% for this performance measure. This initial payout percentage was then multiplied by 1.375 pursuant to the ratio calculation set forth above, which resulted in our receiving a payout of 33.2% for this performance measure for 2006.
     Project Execution - We had a significant number of shipyard projects scheduled for 2006. In recognition of this fact and the significant cost of shipyard projects relative to our total budget, the Committee decided to include a project execution performance component that is measured by the actual cost of shipyard projects and the revenue lost due to out-of-service time in 2006 compared to our originally budgeted amounts for such items. The budget is set by management and does not include any allowance for exceptional events.
     The Committee recognized that the budget set by management for 2006 was aggressive and therefore set an aggregate project cost target of 10% over budget for 2006. If our aggregate project costs for 2006 were 30% or more over budget, we would receive no payout for this performance measure. Conversely, if our aggregate project costs for 2006 were 5% or more below budget, we would receive the full payout of 40% for this performance measure. If our aggregate project costs for 2006 fell between these minimum and maximum amounts relative to budget, the payout percentage used for purposes of the formula would be interpolated on a straight line basis between 0% and 40%. In 2006, our projects were in aggregate approximately 24% over budget which resulted in our receiving a payout of approximately 6% for this performance measure for 2006.
     Human Resources Development — The Committee included human resources development as a performance component of our non-equity incentive plan compensation formula for 2006 in order to provide an incentive to our executive officers to continue to focus on building the capabilities and performance of our people. However, unlike the other performance components of our non-equity incentive plan compensation formula for 2006, the Committee does not have an objective tool to measure our performance so the Committee assigned this component the lowest potential payout percentage. Based on our evaluation of the executive officers’ performance with respect to human resources development during 2006, the Committee exercised its discretion to apply the full payout of 10% for this performance measure for 2006.
     CFROMC – CFROMC, or Cash Flow Return on Market Capitalization, is a performance factor that is used to adjust the overall non-equity incentive plan compensation actually paid out to our named executive officers by up to 50%. This performance factor is intended (1) to increase the ultimate payout by up to 50% when we achieve superior returns for our shareholders relative to estimates of our weighted average cost of capital and (2) to reduce the ultimate payout by up to 50% when we fall short of the same return objectives. CFROMC is calculated as follows:
     CFROMC = [Net Income + Depreciation + Interest Expense +/- Unusual Items, net of tax] / [Market Capitalization + Total Debt — Cash]
     Market Capitalization = [Average closing share price for the last 30 business days of the previous year] * [Number of shares outstanding at the end of the previous year]
     Total Debt and Cash are measured as of December 31st of the previous year.
     For 2006, the Committee set our CFROMC target at 7.0%, at which no adjustment would be made to the amount of non-equity incentive plan compensation that our executive officers could earn pursuant to the formula.

The Committee also determined that if our CFROMC for 2006 was equal to or less than 5.0%, the amount of actual non-equity incentive plan compensation that our executive officers could earn pursuant to the formula would be reduced by 50%. The Committee determined that if our CFROMC for 2006 was equal to or greater than 9.0%, the amount of non-equity incentive plan compensation that our executive officers could earn pursuant to the formula would be increased by 50%. If our CFROMC for 2006 fell between 5.0% and 9.0%, the CFROMC performance factor described above would be interpolated on a straight line basis, with no adjustment made if CFROMC equals 7.0%.
     Our CFROMC for 2006 was 6.57% which resulted in a CFROMC factor of approximately 89.3% for purposes of the non-equity incentive compensation plan formula thereby reducing by approximately 10.7% the amount of non-equity incentive plan compensation that our executive officers would have otherwise earned in 2006.
Actual Non-Equity Incentive Plan Compensation for 2006
     Based on the formula and the payout we earned in light of our performance relative to each of the performance targets described above, the Committee determined that each of our named executive officers would receive approximately 88.6% of his targeted non-equity incentive plan compensation opportunity in 2006. The following non-equity incentive plan compensation payments for the 2006 performance period were made in February 2007 to the following named executive officers:
Mr. Long — $634,494,
Mr. Cahuzac — $313,372,
Mr. Cauthen — $188,798,
Mr. Brown — $164,640, and
Mr. Newman — $148,242.
Change in Non-Equity Financial Performance Components for 2007
     The Committee has approved a change in the financial performance components that would be used to measure our financial performance in 2007 for purposes of calculating the amount of non-equity incentive plan compensation that each of our executive officers could earn in 2007. The Committee replaced Adjusted EPS and CFROC, which were used to measure our financial performance in 2006, with a new financial measure for 2007 called Cash Flow Value Added. The corporate performance components will continue to be weighted 50% in the aggregate and based on safety, project execution and human resource development and the overall calculation will still be subject to up to a 50% reduction or increase based on our CFROMC performance factor in 2007.
     Cash Flow Value Added (CFVA) is calculated according to the following formula:
CFVA is equal to Net Income (Loss) before Extraordinary Items,

Plus:	Depreciation Expense,
Plus (Minus):	Net Interest (Income) Expense,
Plus (Minus):	(Gain) Loss, net of tax, on Debt Retirement or Asset Sales, Dispositions or Impairments,
Plus (Minus):	Other Unusual Items, net of tax,
Plus (Minus):	Unusual Tax Items,
Plus:	Expenditures related to Approved Long-Term Investments,
Minus:	Charge for Average Capital (Weighted Average Cost of Capital multiplied by Average Capital)
     Where Average Capital is equal to Total Equity,

Plus:	Total Long-Term Debt (Book Value),
Minus:	Cash and Cash Equivalents,
Minus:	Goodwill,
Plus:	Capitalized Lease Obligations under GAAP (Short and Long Term),
Minus:	Net Book Value of Fixed Assets,
Plus:	Fair Market Value of Fleet (excluding newbuilds),
Plus:	Incremental Capital Expenditures during the Year,
Minus:	Capital Expenditures related to Newbuilds and other Approved Long-Term Investments.

Payout of the financial goal is based on a sliding scale that measures our CFVA performance for 2007 relative to our annual budget. The Committee decided to replace Adjusted EPS and CFROC relative to our peers with CFVA relative to our annual budget as the financial performance component for 2007 because the Committee believes measuring our performance based on our CFVA relative to our annual budget more accurately reflects actual executive performance and is less influenced by unusual events outside the control of the Company.
3. Equity Incentive Plan Compensation
     We believe that long-term equity incentive plan compensation rewards performance and is an important component of attracting and retaining our executive officers and maintaining a competitive compensation program. We generally structure our long-term equity awards to be contingent on our performance relative to the performance of the companies in our peer group, which is consistent with our objective of aligning the interests of our executive officers with those of our shareholders. We also occasionally grant ad-hoc non-contingent special awards to recognize individual performance or for retention purposes. Mr. Newman is the only named executive officer to be granted such an award in the last three fiscal years. In 2005, Mr. Newman was granted 2,100 non-contingent restricted shares that vest in three equal installments over a three-year period.
     Beginning in 2003, the Committee fundamentally changed equity awards granted to our executive officers by (1) reducing the value of the options granted relative to the value of restricted shares and deferred units awarded under our LTIP such that now the Committee grants an amount of (a) options and (b) restricted shares or deferred units, as applicable, of relatively equal grant date value to each executive officer, and (2) making the entire program contingent on our relative performance. The Committee decided to make these changes in order to more closely align long-term incentives with shareholder returns and company performance.
     Each of our executive officers is initially granted an equal combination, in terms of grant date value, of contingent options and contingent restricted shares or contingent deferred units, as applicable, that in total combined grant date value approximates the 75th percentile of the total equity compensation awarded by the companies in our peer group. This total combined value represents the maximum award that any executive officer can actually retain. However, given the contingent nature of these awards, the expected value of the actual award that each of our executive officers ultimately retains is approximately equal to the median equity award granted to executive officers holding comparable positions at companies within our peer group. The amount of the award granted in 2006 that will actually be retained is based 50% on our total shareholder return (TSR), including reinvested dividends, performance and 50% on our CFROC performance over a two year period relative to our applicable peer group of companies for each measure.
     In order to comply with the provisions of Internal Revenue Code Section 162(m), the Committee establishes the performance goals and maximum grant parameters in the first quarter of each fiscal year. In general terms, if we rank first among both of our applicable peer groups for both measures, our executive officers will retain all of their options and receive all of their restricted shares or deferred units, as applicable. Conversely, if we rank in the bottom quartile of each of our applicable peer groups for both measures, our executive officers will forfeit all of their options and not receive any restricted shares or deferred units, as applicable. In the event our performance is between these limits, our executive officers may retain the percentage of options and restricted shares or deferred units, as applicable, set forth in the following LTIP payout grid which is based on our ranking within the TSR Peer Group (including ourselves) and the CFROC Peer Group (including ourselves):
LTIP Payout Grid — Percentage of Equity Compensation
that may be Retained Based on Relative TSR/CFROC Ranking

	CFROC
TSR	1	2	3	4	5	6	7	8	9	10
1	100	95	90	85	80	75	70	65	50	50
2	96	91	86	81	76	71	66	61	46	46
3	93	88	83	78	73	68	63	58	43	43
4	89	84	79	74	69	64	59	54	39	39

	CFROC
TSR	1	2	3	4	5	6	7	8	9	10
5	85	80	75	70	65	60	55	50	35	35
6	81	76	71	66	61	56	51	46	31	31
7	78	73	68	63	58	53	48	43	28	28
8	74	69	64	59	54	49	44	39	24	24
9	70	65	60	55	50	45	40	35	20	20
10	66	61	56	51	46	41	36	31	16	16
11	63	58	53	48	43	38	33	0	0	0
12	50	45	40	35	30	25	20	0	0	0
13	50	45	40	35	30	25	20	0	0	0
14	50	45	40	35	30	25	20	0	0	0
15	50	45	40	35	30	25	20	0	0	0
     The Committee retains the discretion, typically in response to market conditions, to grant more or fewer LTIP awards than is suggested by the payout grid above. The Committee has not exercised this discretion in the past three fiscal years. The 50% option portion of the ultimate LTIP award actually earned may deliver little or no value to the executive in an environment of declining share price, but allows for potentially greater returns in an environment of increasing share prices.
     One-third of the earned award vests on the date of the Committee meeting held after the end of the two-year performance period, with the remainder vesting in equal amounts at the end of years three and four. The combination of the performance period and the vesting schedule results in the awards being realized by the executive over a period of 3.5 years from the award date, which is a slightly longer vesting period than what is typically offered by companies within our peer group.
     The LTIP awards for our executive officers are granted annually at the Committee’s July meeting which is when the Committee also reviews and determines each executive officer’s base salary and non-equity incentive plan compensation opportunity. The grant date for such awards is automatically set on the date of the July meeting. Our executive officers have no role in setting the grant date for any awards under our LTIP. The only exceptions to this timing and contingent performance award policy are one-time sign-on awards or awards for a significant promotion.
     In determining the number of restricted shares or deferred units to award, the Committee uses a 30-day average of closing prices prior to the date of the Committee’s July meeting at which the award is approved. In determining the number of options to award, the Committee uses this same 30-day average of closing prices and a Black-Scholes option valuation methodology. The exercise price for all of our option awards are based on the market price at the close of business (1) on the date of grant for annual performance-contingent awards and promotion-related awards or (2) on the first day of employment for sign-on awards. We authorize the option awards at a meeting of our Committee held on or prior to the same day as the date of grant.
     Based upon this process, in July 2006, we granted each of our named executive officers the following maximum amount of contingent options and contingent restricted shares or deferred units, as applicable:
Mr. Long — 110,191 contingent options and 61,189 contingent deferred units,
Mr. Cahuzac — 42,852 contingent options and 23,796 contingent restricted shares,
Mr. Cauthen – 26,527 contingent options and 14,731 contingent restricted shares,
Mr. Brown – 26,527 contingent options and 14,731 contingent deferred units, and
Mr. Newman – 18,365 contingent options and 10,198 contingent restricted shares.
     Each of the contingent options described above has an exercise price of $78.61 and a term of 10 years. Each of the contingent options, deferred units and restricted shares described above are subject to a two-year performance period ending December 31, 2007. The Committee awarded Mr. Newman an additional 18,365 contingent options and 10,198 contingent restricted shares in October 2006 in light of his promotion from Senior Vice President of Human Resources and Information Process Solutions to his current position of Executive Vice President and Chief Operating Officer. Mr. Newman’s additional contingent options and contingent restricted shares are subject to the same terms and conditions as the other contingent options and contingent restricted shares that he and the other named executive officers were granted in July 2006, except that the exercise price of these contingent options was $68.75 (instead of $78.61), which was the closing price for our ordinary shares on the NYSE on the date of grant.

     The Committee will determine how many, if any, of the contingent options granted in 2006 will be retained and contingent restricted shares and deferred units, as applicable, awarded in 2006 will be received by each of our named executive officers on the basis of our TSR and CFROC performance relative to the applicable peer group in accordance with the LTIP payout grid set forth above. However, our results for the two-year performance period ended December 31, 2007 will not be available until immediately prior to or during the second fiscal quarter of 2008 when all of the comparable data in the Form 10-Ks of the companies within our respective peer groups has been disclosed.
     For the two-year performance period ended December 31, 2006, we ranked third within our TSR Peer Group (including ourselves) and eighth within our CFROC Peer Group (including ourselves), which resulted in each of our named executive officers retaining approximately 58% of his contingent options and receiving approximately 58% of his restricted shares or deferred units, as applicable, which were the subject of the contingent, performance-based grant awarded in July 2005. The amount of total equity compensation actually received by our executive officers in connection with this grant was approximately 1.5% above the originally estimated median of total equity compensation paid to executive officers holding comparable positions at companies within our TSR Peer Group.
4. Equity Ownership Policy
     We believe that it is important for our executive officers to build and maintain an appropriate minimum equity stake in the Company. We believe that by requiring our executive officers to maintain such a stake helps align our executive officers’ interests with the interests of our shareholders. Our equity ownership policy for 2006 required that each of our executive officers, prior to selling any restricted shares awarded under our LTIP beginning with the grants made in 2003, must hold an interest in our shares (as determined below) equal to the lesser of (1) the value of all restricted shares or deferred units, as applicable, granted under the LTIP beginning with the grants made in 2003 or (2) the following:
•	the Chief Executive Officer — five times annual base salary;

•	the President, an Executive or Senior Vice President — three times annual base salary;

•	a Vice President — two times annual base salary.
These thresholds are regularly reviewed by the Committee and adjusted from time to time based on industry data available to the Committee. In February 2007, the Committee reviewed these thresholds and approved a reduction in the applicable threshold for our Vice Presidents from two times annual base salary to one time annual base salary.
     In order to discourage our executive officers from hedging their long positions in our shares, we have a policy that prohibits any of our executive officers from holding derivative instruments on our shares.
     In 2006, our executive officers were only allowed to use vested shares accumulated through LTIP awards, the employee stock purchase plan, or other means to satisfy their ownership requirement. In February 2007, the Committee reviewed published survey data and discussed competitive practice with the Compensation Consultant. In light of the competitive data and discussions with the Compensation Consultant, we expanded the forms of equity ownership that could be used to satisfy the ownership requirement to include (1) any vested or unvested shares accumulated through LTIP awards, the employee stock purchase plan, or other means and (2) the in-the-money portion of any vested, unexercised options for purposes of satisfying the ownership requirement.
     For purposes of calculating the value of an executive officer’s interest in our shares, the shares held by that executive are valued at the greater of (a) the closing price of the shares on the date of grant of the underlying security or (b) the average share price on the first trading day of the applicable calendar year. Should the share price later decline after a permitted sale whereby an executive officer’s share ownership value falls below the required ownership value threshold set forth above, the executive officer is then precluded from further sales of shares granted under the LTIP until such time as the executive officer again meets these ownership requirements. Compliance with this policy by each executive officer is reviewed by the Committee on an annual basis, and the Committee may exercise its discretion in response to any violation of this policy to limit the eligibility for or reduce the size of any future awards to the executive officer. The Committee has never found a violation of this policy, so the Committee has not exercised its discretion in this regard.
5. Severance Packages and Change of Control Policies
     We believe that the competitive marketplace for executive talent and our desire to retain our executive officers require us to provide our executive officers with a severance package. Each of our executive officers only receives a severance package in the event we choose to terminate the executive at our convenience. All named executive officers are covered under our executive severance benefit policy, which provides for specified payments and benefits in the event of a termination at our convenience. A convenience termination occurs when determined by the Committee in its sole discretion. Under a convenience-of-company termination, in addition to compensation and benefits accrued up to the point of termination, an executive would receive each of the following:
•	pro rata share of that year’s targeted non-equity incentive plan compensation, as determined by the Committee;

•	a cash severance payment equal to one year base salary;

•	all outstanding awards granted under our LTIP would be treated under the convenience-of-company termination provisions as provided for in the award documents and more fully described in the accompanying “—Potential Payments Upon Termination or Change of Control”; and

•	outplacement services not to exceed 5% of the base salary of the executive.
     We further believe that the interests of our shareholders are served by a limited executive change of control severance policy, as well as by the change of control provisions included in our Performance Award and Cash Bonus Plan and LTIP, for those executive officers who would be integral to the success of, and are most likely to be impacted by, a change of control. An executive who receives benefits under our executive change of control policy is not eligible to receive the severance package described above. An executive officer is only eligible to receive benefits under our executive change of control severance policy if we choose to terminate the executive officer or the executive officer resigns for good reason following the change of control. Currently, we have four designated executive officers (Messrs. Long, Cahuzac, Cauthen and Brown) who are covered under our executive change of control severance policy. This policy provides that these executive officers who, within 24 months after a change of control, are terminated without cause (as defined in the policy) or leave us for good reason (as defined in the policy) will receive, in addition to compensation and benefits accrued up to the point of termination, the following:
•	pro rata share of that year’s target bonus, as determined by the Committee;

•	a lump-sum cash severance payment equal to 2.99 times the sum of base salary and targeted non-equity incentive plan compensation for such executive;

•	all outstanding LTIP awards will be treated under the convenience-of-company termination provisions as provided for in the award documents and more fully described in the accompanying “—Potential Payments Upon Termination or Change of Control”;

•	outplacement services not to exceed 5% of the base salary of the executive;

•	a gross-up payment in the event the executive officer is subject to excise tax; provided however, if a 10% reduction in such executive officer’s compensation would result in no excise tax, then such compensation would be reduced accordingly and no gross-up payment would be made to the executive officer; and

•	for purposes of calculating the executive’s benefit under the supplemental retirement plan, the executive will be assumed to have three additional years of age and service credits for vesting and accrual and the executive’s employment will be deemed to have continued for three years following termination at the then-current annual base salary and target bonus.
     The Committee reviewed severance packages and executive change of control severance packages offered to the executive officers of each of the companies within our TSR Peer Group and determined that each of (1) the severance package described above and (2) the limited executive change of control severance package described above is competitive with those packages. In order to receive either of these severance packages, the executive must first sign a release of all claims against us and enter into a confidentiality agreement covering our trade secrets and proprietary information.

     We believe that in the event of a change of control, it is in the best interests of our shareholders to keep our executive officers focused on ensuring a smooth transition and a successful outcome for the combined company. We believe that by requiring both triggering events to occur (a change of control and termination) prior to our incurring these obligations, those executive officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated.
6. Perquisites and Benefits
     We believe that we need to provide a competitive benefits package to attract and retain our executive officers. We provide a basic package of benefits, a few enhanced benefits, and what we believe are minimal perquisites to our executive officers. US-based executive officers are eligible to participate with all U.S. employees in our U.S. Savings Plan, the defined benefit pension plan, the employee stock purchase plan, and the employee medical plan. In addition to these standard benefits, we provide our executive officers with a supplemental savings plan and a non-qualified pension benefit, to provide savings and pension benefits in excess of the limitations on contributions and pension benefits imposed by ERISA and/or the Internal Revenue Code. We also provide each of our officers, including both executive and non-executive officers, a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1,000,000. Our officers may purchase at their own expense an additional amount of life insurance equal to one to three times their covered annual earnings, capped at a maximum of $500,000. The combined total of life insurance that we offer our officers is limited to $1,500,000. The basic life insurance benefit that we offer our other employees is equal to two times covered annual earnings, capped at a maximum of $250,000. Our other employees may purchase at their own expense an additional amount of life insurance equal to one to five times their covered annual earnings, capped at $750,000. The combined total of life insurance that we offer our other employees is limited to $750,000. Consistent with our focus on preventive medical care, our executive officers are also provided with an annual physical.
     We also provide for the continuation of base pay at the onset of illness or injury to eligible employees who are unable to perform their assigned duties due to a non-occupational personal illness or injury. Pay continuation is based on a monthly base salary, exclusive of non-equity incentive plan compensation or other extraordinary pay. Salary continuation pay commences immediately and is provided for a maximum period of 26 weeks in a rolling 12 month period. Long-term disability benefits provide an income replacement benefit after the disabled employee has satisfied a 180-day waiting period. The fully insured plan provides a monthly benefit calculated at 50% of the employee’s base monthly earnings and associated overtime, reduced by benefits payable from other income sources (i.e. disability, retirement or unemployment benefits required or provided by other means). The maximum monthly insured benefit is $7,000. Named executive officers receive the same benefits under both plans as all other employees of the Company.
     Non-US resident executive officers assigned on expatriate status to the US (of which Mr. Cahuzac is the only named executive officer) are eligible to receive the same benefits as other expatriate employees in the US, including a vacation allowance that covers one round-trip flight annually for the executive, as well as his spouse and any dependents under 25 years of age, to their point of origin, an education allowance for any school-age dependents 19 years of age or under, a capped transportation allowance (intended to defray the cost of acquiring a vehicle in the US), and an exchange-rate coefficient, designed to protect against deterioration in the US Dollar compared to a basket of foreign currencies. In 2006, Mr. Cahuzac received a total of approximately $21,000 related to his vacation and education allowances, but he did not receive a transportation allowance or an exchange rate coefficient. In addition, executive officers and non-executive officers transferred into or out of the US are eligible for the housing assistance program consisting of home purchase and sales assistance or lease assistance. None of our named executive officers was eligible to participate in the housing assistance program in 2006.
     Each of our named executive officers may receive each year as a perquisite up to $5,000 in financial planning and tax assistance. Each of our named executive officers may also receive a club membership benefit. The amount of these perquisites that each of our named executive officers actually received in 2006 was taxable to the executive officer in 2006. The perquisites that each of our named executive officers actually received in 2006 are further described and quantified, as required, in the accompanying Summary Compensation Table.

     The Committee annually reviews the nature and amount of the perquisites provided to each of our executive officers to ensure that such perquisites are reasonable and competitive with industry practice. The Committee made no changes to the perquisites offered to our executive officers during 2006.
     Transocean U.S. Savings Plan
     Each of our U.S. employees, including each of our named executive officers, is eligible to participate in the Transocean U.S. Savings Plan (U.S. Savings Plan). The purpose of our U.S. Savings Plan is to encourage and enable eligible employees to save for their retirement. Eligible employees may elect to contribute on a pre-tax basis between 0.05% and 20% of their base pay and associated overtime, up to a maximum of $15,000 for 2006. Subject to the limitations set forth in Sections 401(a)(17), 401(m), and 415 of the Internal Revenue Code, the Company matches employee contributions to the U.S. Savings Plan based on the following table:

Employee Contribution	Company Match
1%	1%
2%	2%
3%	3%
4%	3.5%
5%	4%
6%-20%	4.5%
All employee and company contributions made to the U.S. Savings Plan are fully vested at the time the contributions are made. However, withdrawals from the U.S. Savings Plan made by an employee who is less than 59 1/2 years of age may be subject to a 10% penalty tax.
     Supplemental Savings Plan
     In addition to our U.S. Savings Plan, which is available to all of our U.S. employees and certain of our non-U.S. employees, our named executive officers and certain other highly compensated employees are eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan (Supplemental Savings Plan) if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the U.S. Savings Plan. The following amount of contributions was made by the Company to each of our named executive officers in 2006 pursuant to the Supplemental Savings Plan:
Mr. Long – $25,913,
Mr. Cahuzac – $11,325,
Mr. Cauthen – $6,816,
Mr. Brown – $5,306, and
Mr. Newman – $3,994.
     Employee Stock Purchase Plan
     We allow each of our U.S. employees to participate in the Transocean Employee Stock Purchase Plan (ESPP). The purpose of our ESPP is to encourage and enable eligible employees to purchase our shares at a discounted rate, thereby keeping the employees’ interests aligned with the interests of our shareholders. Our named executive officers may participate in the ESPP on the same basis as all other eligible employees.
     Eligible employees may elect to contribute on an after-tax basis between 2% and 20% of their base pay and associated overtime, up to a maximum of $21,250 or 85% of the share limit multiplied by the market value on the grant date if lower. At the end of the plan year, eligible employees may use their contributions made during the plan year to purchase our shares at a 15% discount to the closing price for our shares on January 1st or December 31st of the plan year, whichever is lower.
     Transocean U.S. Retirement Plan
     The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. The purpose is to provide post-retirement income benefits to our U.S. employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after five continuous years of employment. Benefits available to the named executive officers are no different than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55). We have not granted and do not expect to grant extra years of credited service under this plan to executive officers.
     Supplemental Retirement Plan
     In addition to the Transocean U.S. Retirement Plan, which is available to all of our U.S. employees, our named executive officers and certain other highly compensated employees may benefit from our Supplemental Retirement Plan, which is a nonqualified, unfunded, noncontributory retirement plan. The purpose of our Supplemental Retirement Plan is to recognize an officer’s service to the Company and provide supplemental post-retirement income to those individuals. Each of our officers receives the standard retirement benefit available to all of our U.S. employees under our U.S. Retirement Plan. However, in the event that any of our officer’s final average earnings, as defined by our Supplemental Retirement Plan to include (i) base pay, (ii) non-equity incentive plan compensation and (iii) discretionary cash bonuses, if any, exceeds $220,000 (which was the annual income limitation for 2006 imposed by the Internal Revenue Code for standard retirement benefits), such officer is eligible for additional benefits paid from our Supplemental Retirement Plan. The benefits under our Supplemental Retirement Plan are not earned until the officer has five years of vested service with us. The formula used to calculate the benefits paid to the officer under our Supplemental Retirement Plan is the same formula that is used to calculate the benefit that each of our employees receives under our U.S. Retirement Plan.
7. Discretionary Cash Bonuses
     Our CEO has the authority under our Recognition and Reward Program to award up to $250,000 in aggregate, discretionary cash bonuses each year for exceptional performance by our employees. However, our CEO must make a recommendation to and receive approval from the Committee before making any such award to any of our executive officers. Our CEO recommended and the Committee approved on October 18, 2006 a discretionary cash bonus of $75,000 be awarded to Mr. Brown, our Senior Vice President, General Counsel and Corporate Secretary, in recognition of his exceptional performance in connection with significant litigation against one of our competitors. Additionally, our CEO recommended and the Committee approved on February 8, 2006 discretionary cash bonuses of $50,000 and $110,000 paid to Messrs. Newman and Cahuzac, respectively, in recognition of the Company’s overall performance in 2005. The Committee also approved, without any recommendation by Mr. Long, a discretionary cash bonus of $230,073 paid to Mr. Long in recognition of the Company’s overall performance in 2005.
Consolidated Review of Executive Compensation for 2006
     Compensation for our executive officers generally increased in 2006 as a result of (1) previously described increases in base salaries and (2) our strong performance with respect to (a) the Adjusted EPS and Safety Performance components of our non-equity incentive plan compensation and (b) the TSR component of our equity incentive plan compensation. During the annual review process, the Committee reviews a tally sheet showing the total compensation paid and the benefits and perquisites provided to each of our executive officers. These tally sheets are occasionally updated in order to provide the Committee with a more comprehensive review of the past compensation awards, and potential future outcomes under a variety of scenarios, as the Committee attempts to determine the appropriate level of current compensation awards. As a result of this comprehensive review, the Committee concluded that the amounts realized from past compensation awards appear reasonable and appropriate. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors. The tally sheets also provide the Committee with an estimate of the compensation and benefit results under a variety of termination scenarios (termination for cause, termination not for cause, and termination in connection with a change of control), including the impacts of the executive severance policy and/or the executive change of control severance policy (for the four designated executive officers) described above. The compensation and benefits received by each named executive officer under a variety of termination scenarios are detailed in the accompanying “—Analysis of Severance Benefits in Connection with Termination.”
Limitations on Deductibility of Non-Performance Based Compensation
     To the extent attributable to our U.S. subsidiaries and otherwise deductible, Section 162(m) of the U.S. Internal Revenue Code limits the tax deduction that U.S. subsidiaries can take with respect to the compensation of designated executive officers, unless the compensation is “performance-based.” The Committee expects that all income recognized by executive officers upon the exercise of stock options and vesting of contingent restricted stock and deferred units granted in 2006 under our LTIP will qualify as performance-based compensation.
     Under our LTIP, the Committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) of the U.S. Internal Revenue Code based on the achievement of objective performance goals. All executive officers are eligible to receive this type of award. The Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Ian C. Strachan, Chairman
Mark A. Hellerstein
Judy J. Kelly
Roberto L. Monti
Robert M. Sprague

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table shows the compensation paid by the Company for the fiscal year ended December 31, 2006 to each of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers as of December 31, 2006 who are collectively referred to herein as our named executive officers. The Company is not a party to any employment agreements with any of our named executive officers.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation
			Bonus	Awards	Awards	Compensation	Earnings	All Other	Total
Name and Principal		Salary	(1)	(2)	(3)	(4)	(5)	Compensation	(6)
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Robert L. Long	2006	795,833	0	964,067	874,766	634,494	1,152,240	47,935	4,469,335
Chief Executive	—						(7)	(8)
Officer	—
Gregory L. Cauthen	2006	371,458	0	321,317	253,009	188,798	71,328	22,976	1,228,886
Senior Vice-President	—						(9)	(10)
and Chief Financial	—
Officer
Jean P. Cahuzac	2006	471,667	0	468,081	365,074	313,372	104,449	57,578	1,780,221
President	—						(11)	(12)
	—
Eric B. Brown	2006	337,917	75,000	279,247	208,299	164,640	146,205	30,190	1,241,498
Senior Vice-President	—						(13)	(14)
General Counsel and	—
Corporate Secretary
Steven L. Newman	2006	308,750	0	158,939	96,130	148,242	73,791	21,416	807,268
Executive Vice-	—						(15)	(16)
President and Chief	—
Operating Officer

(1)	Represents a discretionary cash bonus of $75,000 paid to Mr. Brown in October 2006 pursuant to our Recognition and Reward Program in recognition of his exceptional performance in connection with significant litigation against one of our competitors. None of the other named executive officers received a discretionary cash bonus for performance in 2006.

(2)	Represents the compensation cost recognized by the Company during fiscal 2006 under Statement of Financial Accounting Standard No. 123R (Share-Based Payment) (FAS 123(R)) for restricted shares and deferred units granted pursuant to our Long Term Incentive Plan (LTIP) in 2006 and prior years, except that unlike under FAS 123(R), the amount shown assumes that there will be no service-based forfeitures of awards. The actual number of restricted shares and deferred units, as applicable, that an award recipient may ultimately retain is subject to the Company’s performance in Total Shareholder Return and Cash Flow Return on Capital relative to a peer group of companies and could range from none to all of the shares originally awarded. For more information regarding restricted share and deferred units awards made pursuant to our LTIP, including the performance targets used for 2006, please read “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—3. Equity Incentive Plan Compensation.” One-third of the shares that are retained, if any, vest on the date of determination of performance which is made immediately prior to or during the second quarter of the year following the end of a two-year performance period, and the remainder vest equally after years three and four.

(3)	Represents the compensation cost recognized by the Company during fiscal 2006 for options to purchase ordinary shares granted in 2006 and prior years based on the FAS 123(R) fair value on the date the options were granted, except that unlike under FAS 123(R), the amount shown assumes that there will be no service-based forfeitures of awards. The actual number of contingent options that an award recipient may ultimately retain is subject to the Company’s performance in total shareholder return and Cash Flow Return on Capital relative to a peer group of companies and could range from none to all of the options originally granted. For more information regarding option grants made pursuant to our LTIP, including the performance targets used for 2006, please read “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—3. Equity Incentive Plan Compensation.” One-third of the options that are retained, if any, vest on the date of determination of performance which is made immediately prior to or during the second quarter of the year following the end of a two-year performance period, and the remainder vest equally after years three and four.

(4)	Non-Equity Incentive Plan Compensation includes annual cash bonus incentives paid to the named executive officers in the first quarter of 2007 based on performance in 2006 pursuant to our Performance Award and Cash Bonus Program. For more information regarding our Performance Award and Cash Bonus Program, including the performance targets used for 2006, please read “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—2. Non-Equity Incentive Plan Compensation.” The Compensation Committee approved each of these non-equity incentive plan amounts payable to the named executive officers for 2006 at its meeting held on February 7, 2007.

(5)	There are no nonqualified deferred compensation earnings included in this column because no named executive officer received above-market or preferential earnings on such compensation during 2006.

(6)	Salary earned and bonus received in 2006 together represent approximately 17.8%, 30.2%, 26.5%, 33.3% and 38.2% of total compensation disclosed in this column for Messrs. Long, Cauthen, Cahuzac, Brown and Newman, respectively, in 2006.

(7)	Represents change in qualified pension benefits ($49,970) and non-qualified pension benefits ($1,102,270) for Mr. Long.

(8)	Represents Company contributions to Mr. Long’s Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan ($25,913), the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites ($358), the total fees paid for his club membership, and the cost of his annual executive physical.

(9)	Represents change in qualified pension benefits ($20,055), and non-qualified pension benefits ($51,273) for Mr. Cauthen.

(10)	Represents Company contributions to Mr. Cauthen’s Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites ($92), the total fees paid for his club membership, and the cost of his annual executive physical.

(11)	Represents change in qualified pension benefits ($20,932), and non-qualified pension benefits ($83,517) for Mr. Cahuzac.

(12)	Represents Company contributions to Mr. Cahuzac’s Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites ($6,376), the vacation allowance which he earned in 2006 but was paid in 2007, the schooling allowance for his children, and the total fees paid for his club membership. As a Non-US resident executive officer assigned on expatriate status to the U.S., Mr. Cahuzac was provided (i) a vacation allowance that covered one round-trip flight for him, as well as his spouse and any dependents under 25 years of age, to his point of origin, and (ii) an education allowance for any school-age dependents 19 years of age or under. In 2006, Mr. Cahuzac received a total of approximately $21,000 related to his vacation and education allowances. Mr. Cahuzac did not receive a transportation allowance or exchange rate coefficient in 2006. Mr. Cahuzac is no longer eligible for the vacation allowance or education allowance in 2007.

(13)	Represents change in qualified pension benefits ($55,455) and non-qualified pension benefits ($90,750) for Mr. Brown.

(14)	Represents Company contributions to Mr. Brown’s Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the cost of his financial planning benefit, the tax gross up for his perquisites ($252), the total fees paid for his club membership, and the cost of his annual executive physical.

(15)	Represents change in qualified pension benefits ($17,223), and non-qualified pension benefits ($56,568) for Mr. Newman.

(16)	Represents Company contributions to Mr. Newman’s Transocean U.S. Savings Plan, Company contributions to his Transocean U.S. Supplemental Savings Plan, the life insurance premiums paid by the Company on his behalf, the tax gross up for his perquisites ($84), the total fees paid for his club membership, and the cost of his annual executive physical.
Grants of Plan-Based Awards
     The following table sets forth certain information concerning grants of plan-based awards for the year ended December 31, 2006 for the named executive officers.

								All Other	All Other		Grant
								Stock	Option		Date Fair
		Estimated Future Payouts Under						Awards:	Awards:	Exercise	Value of
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Number	Number of	or Base	Stock and
		Awards			Equity Incentive Plan Awards			of Shares	Securities	Price of	Option
		(2)			(3)			of Stock	Underlying	Option	Awards
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	(4)
Name	(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)

Robert L.		0	716,250	2,041,312
Long	7/13/2006				0	34,965	61,189	0			4,810,067
	7/13/2006				0	62,966	110,191		0	78.61	3,357,520
Gregory L.		0	213,125	607,406
Cauthen	7/13/2006				0	8,418	14,731	0			1,158,004
	7/13/2006				0	15,158	26,527		0	78.61	808,278
Jean P.		0	353,750	1,008,188
Cahuzac	7/13/2006				0	13,598	23,796	0			1,870,604
	7/13/2006				0	24,487	42,852		0	78.61	1,305,700
Eric B.		0	185,854	529,685
Brown	7/13/2006				0	8,418	14,731	0			1,158,004
	7/13/2006				0	15,158	26,527		0	78.61	808,278
Steven L.		0	167,344	476,930
Newman	7/13/2006				0	5,827	10,198	0			801,665
	7/13/2006				0	10,494	18,365		0	78.61	559,582
	10/12/2006				0	5,827	10,198	0			701,113
	10/12/2006				0	10,494	18,365		0	68.75	478,408

(1)	Each named executive officer was granted restricted shares and deferred units, as applicable, and stock options on the same grant date. The first reference to a grant date in this column for each named executive officer covers the restricted share or deferred unit award on that date and the second reference to the same grant date in this column covers the stock option grant to that named executive officer on that same date. The relative value of the restricted shares or deferred units, as applicable, and stock options granted on a given grant date are intended to be approximately equal.

(2)	Represents the amount of cash payable to the named executive officers under our Performance Award and Cash Bonus Plan. For more information regarding our Performance Award and Cash Bonus Program, including the performance targets used for 2006, please read “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—2. Non-Equity Incentive Plan Compensation.”

(3)	Represents the amount of contingent options and contingent restricted shares or deferred units, as applicable, that may be granted or awarded, respectively, under our LTIP. For more information regarding our LTIP, including the performance targets used for 2006 and the contingent nature of the awards granted under our LTIP, please read “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—3. Equity Incentive Plan Compensation.”

The equity awards granted on July 13, 2006 and October 12, 2006 are each based on a two-year performance period ending on December 31, 2007. The final determination of the amount of the equity awards that each named executive officer may retain will occur immediately prior to or early in the second quarter of 2008, at which time one-third of the retained amount of the awards will vest. The remaining two-thirds of the retained amount of the awards will vest equally on January 1, 2009 and January 1, 2010.

(4)	Represents the maximum value of each equity award and does not include any forfeitures or other accounting adjustments otherwise permitted under FAS 123(R).
Outstanding Equity Awards
     The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to the named executive officers.

										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market or
									Plan	Payout
			Equity					Market	Awards:	Value of
			Incentive					Value	Number of	Unearned
			Plan Awards:					of Shares	Unearned	Shares,
			Number of				Number of	or	Shares,	Units or
	Number of	Number of	Securities				Shares or	Units of	Units or	Other
	Securities	Securities	Underlying				Units of	Stock	Other	Rights
	Underlying	Underlying	Unexercised				Stock That	That	Rights That	That Have
	Unexercised	Unexercised	Unearned	Option			Have Not	Have Not	Have Not	Not
	Options	Options	Options	Exercise	Option	Option	Vested	Vested	Vested	Vested
	Exercisable	Unexercisable	(1)	Price	Grant	Expiration	(2)	(3)	(1)	(3)
Name	(#)	(#)	(#)	($/Share)	Date	Date	(#)	($)	(#)	($)

Robert L.	20,000			28.80	07/10/02	07/09/12
Long	57,032	57,033		21.20	07/10/03	07/09/13
	37,081	74,162		28.12	07/08/04	07/07/14	(4) 45,938	3,715,925
		60,336		56.34	07/13/05	07/12/15	(5) 33,878	2,740,422	36,102
			65,013	78.61	07/13/06	07/12/16				2,920,291
Gregory	(6) 6,667			28.80	07/10/02	07/09/12
L.		28,517		21.20	07/10/03	07/09/13	(7) 11,993	970,114
Cauthen		24,722		28.12	07/08/04	07/07/14	(4) 15,313	1,238,669
		15,515		56.34	07/13/05	07/12/15	(5) 8,712	704,681
			15,651	78.61	07/13/06	07/12/16			8,691	703,015
Jean P.		38,024		21.20	07/10/03	07/09/13	(7) 15,992	1,293,593
Cahuzac		32,140		28.12	07/08/04	07/07/14	(4) 19,909	1,610,439
		22,411		56.34	07/13/05	07/12/15	(5) 12,584	1,017,894
			25,283	78.61	07/13/06	07/12/16			14,040	1,135,696
Eric B.		15,210		21.20	07/10/03	07/09/13	(7) 6,396	517,372
Brown	9,270	18,541		28.12	07/08/04	07/07/14	(4) 11,488	929,264
		12,929		56.34	07/13/05	07/12/15	(5) 7,260	587,250
			15,651	78.61	07/13/06	07/12/16			8,691	703,015
Steven L.	13,309	6,655		21.20	07/10/03	07/09/13	(7) 2,800	226,492
Newman	3,708	7,418		28.12	07/08/04	07/07/14	(5) 4,596	371,770
							(9) 1,400	113,246
		8,619		56.34	07/13/05	07/12/15	(5) 4,840	391,469
			10,835	78.61	07/13/06	07/12/16			6,017	486,715
			(8) 10,835	68.75	10/12/06	07/12/16			(8) 6,017	486,715

(1)	Awards granted in 2006 are subject to a two-year performance period ending on December 31, 2007. The actual number of options retained and restricted shares or deferred units, as applicable, received will be determined immediately prior to or early in the second quarter of 2008 and will depend on our performance in Total Shareholder Return and Cash Flow Return on Capital relative to our applicable peer groups. For more information regarding our LTIP, including the performance targets used for 2006 and the contingent nature of the awards granted under our LTIP, please read “Compensation

Discussion and Analysis—Components of Our Executive Compensation Program—3. Equity Incentive Plan Compensation.” For purposes of this table, we have assumed that 59% of the 2006 award will ultimately be retained which is based on the 58% retention level that was determined for the 2005 award on March 19, 2007. One-third of the retained 2006 award, if any, will vest upon determination and the remaining two-thirds of the retained 2006 award, if any, will vest equally on January 1, 2009 and January 1, 2010.

(2)	Includes equity incentive plan awards that have been earned, but have not vested.

(3)	For purposes of calculating the amounts in these columns, the closing price on the NYSE of our ordinary shares on December 29, 2006 of $80.89 was used.

(4)	One half of the unvested portion of the July 8, 2004 award vested on January 1, 2007 and the remaining half of the award will vest on January 1, 2008.

(5)	One third of the unvested portion of the July 13, 2005 award vested on March 19, 2007 and the remaining two-thirds will vest equally on January 1, 2008 and January 1, 2009.

(6)	The 6,667 options reported as exercisable for Mr. Cauthen are the subject of a qualifying domestic relations order.

(7)	The unvested portion of the July 10, 2003 award vested on January 1, 2007.

(8)	This stock option was granted to Mr. Newman on October 12, 2006 in light of his promotion from Senior Vice President of Human Resources and Information Process Solutions to his current position of Executive Vice President and Chief Operating Officer. This stock option is subject to a two-year performance period ending on December 31, 2007 and the amount retained will be determined immediately prior to or early in the second quarter of 2008. For purposes of this table, we have assumed that 59% of this stock option award will ultimately be retained which is based on the 58% retention level that was determined for the 2005 award on March 19, 2007. One-third of the stock option vests upon determination and the remaining two-thirds vest equally on January 1 of the succeeding two years. Unlike the other stock options granted in 2006, this stock option does not have a full ten-year term and has an exercise price of $68.75 (instead of $78.61), which was the closing price for our ordinary shares on the NYSE on the date of grant. Similar to the other stock options granted in 2006, this option expires on July 12, 2016.

(9)	One half of the unvested portion of the February 9, 2005 restricted share award vested on February 9, 2007 and the remaining one half of the restricted share award will vest on February 9, 2008.

Option Exercises and Stock Vested
     The following table sets forth certain information with respect to the exercise of options and the vesting of restricted stock and deferred units, as applicable, during 2006 for the named executive officers.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Robert L. Long	16,667	1,019,687	22,968	1,923,455
	39,318	2,705,078
Gregory L. Cauthen	19,659	960,539	11,993	852,163
	8,857	432,753	7,656	641,152
	12,361	654,639
Jean P. Cahuzac	11,810	577,037	15,991	1,136,241
	26,213	1,280,767	9,954	833,598
	16,069	840,087
Eric B. Brown	4,723	283,380	6,396	454,468
	10,486	629,160	5,744	481,031
Steven L. Newman	10,140	475,870	2,800	198,954
	13,000	795,600	700	55,132
			2,298	192,446
Pension Benefits
     We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:
•	Transocean U.S. Retirement Plan,

•	Transocean U.S. Supplemental Retirement Plan, and

•	Transocean International Retirement Plan.
The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the named executive officers pursuant to these plans.

				Payments
		Number	Present Value	During
		of Years	of	Last
		Credited	Accumulated	Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)

Robert L. Long	Transocean U.S. Retirement Plan	30	976,725	0
	Transocean U.S. Supplemental Retirement Plan	30	4,779,829	0
Gregory L. Cauthen	Transocean U.S. Retirement Plan	6	91,272	0
	Transocean U.S. Supplemental Retirement Plan	6	158,575	0
Jean P. Cahuzac	Transocean U.S. Retirement Plan (1)	3	58,442	0
	Transocean U.S. Supplemental Retirement Plan (1)	3	166,953	0
	Transocean International Retirement Plan	28	226,629	0
Eric B. Brown	Transocean U.S. Retirement Plan	12	273,350	0
	Transocean U.S. Supplemental Retirement Plan	12	422,227	0
Steven L. Newman	Transocean U.S. Retirement Plan	13	124,954	0
	Transocean U.S. Supplemental Retirement Plan	13	87,139	0

(1)	Represents Mr. Cahuzac’s number years of service since he became eligible for the Transocean U.S. Retirement Plan and the Transocean U.S. Supplemental Retirement Plan. Mr. Cahuzac’s has three years of credited service, but 28 years of actual service with the Company, including its affiliates.

Transocean U.S. Retirement Plan
     The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after five continuous years of employment. Benefits available to the named executive officers are no different than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55). The Company has not granted and does not expect to grant extra years of credited service under the Plan to any of the named executive officers.
     Credited service under the plan includes all periods of continuous employment after June 30, 1993, except for such periods when an employee does not meet eligibility requirements under the Plan. Employees are not entitled to earn more than 30 years of credited service. An employee who is not a U.S. citizen but who resides in the U.S. is eligible to participate in the plan effective January 1, 2004. Mr. Cahuzac became eligible to participate in the plan effective January 1, 2004 based upon his residency in the U.S.
     The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits are calculated as (1) the product of (A) each year of an employee’s credited service (with a maximum of 30 years of credited service) times (B) 2.00% times (C) the final average earnings minus (2) the product (also referred to as the Offset) of (A) each year of an employee’s credited service (with a maximum of 30 years of credited service) times (B) 0.65% times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average social security earnings.
     If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced such that if the employee retires at age 55, actuarial reduction factors are applied to his “gross benefit” and his final average social security earnings offset to allow for the fact that his benefit will start earlier than “normal” and will, therefore, be paid for a longer period of time.
     Messrs. Long and Brown have met the eligibility requirements for “early retirement” under the plan. The early retirement benefit is calculated by reducing the normal retirement benefit to account for the fact that benefits would be expected to be received over a longer life expectancy. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.
     Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2006. The present value of these benefits was calculated based on assumptions used in the Company’s financial statements for 2006. The key assumptions used were:

Interest rate:	5.85%
Mortality Table:	RP-2000
Form of Payment:	Joint & 50% Survivor Annuity
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	65
     Transocean U.S. Supplemental Retirement Plan
     Officers, including each of the named executive officers, are eligible to receive a benefit from the Company’s nonqualified, unfunded, noncontributory Supplemental Retirement Plan if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive’s service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant’s termination of employment.
     The following forms of compensation are used to calculate the supplemental benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Benefits are not earned until the individual has five years of credited service with the Company. For the purpose of “early retirement,” Messrs. Long and Brown are currently the only named executive officers who are eligible to receive benefits. The formula used to calculate the plan benefit is the same as that which is used to calculate the Transocean U.S. Retirement Plan however, these earnings are not limited to a pay cap under Internal Revenue Code Section 401(a)(17) ($220,000 in 2006).
     Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2006. The present value of these benefits was calculated based on assumptions used in the Company’s financial statements for 2006. The key assumptions are:

Interest Rate:	5.76%
Mortality Table:	1994 GAR
Form of Payment:	Lump Sum
Lump Sum Rate:	Interest Rate minus 2.25%
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	65
Transocean International Retirement Plan
     The Company maintains the Transocean International Retirement Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. Eligibility in the plan is based on residency outside of the U.S. Mr. Cahuzac was the only named executive officer in 2006 who has historically participated in this plan, but he was not eligible to participate in the plan in 2006 because he resided in the U.S. The Company has not granted and does not expect to grant extra years of vested service under the Plan to Mr. Cahuzac. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee’s base pay. Current Company contribution levels are as follows:

Service	Company Contribution
< 5 years	4.5%
5-9 years	5.0%
10-14 years	5.5%
15-19 years	6.0%
20+ years	6.5%
     Contributions are based on a participant’s compensation (regular pay, non-equity cash incentive pay and special performance cash awards). The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant’s retirement account. Mr. Cahuzac is over age 50 and he has more than two years of vested service so he is eligible to elect either option upon his retirement. If a participant retires with less than two years of service, the participant will only be entitled to receive benefits under the plan based on the accumulated value of his voluntary employee contributions.

Nonqualified Deferred Compensation
     The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the named executive officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company’s general assets.

		Registrant	Aggregate	Aggregate	Aggregate
	Executive	Contributions	Earnings in Last	Withdrawals/	Balance at
	Contributions	in Last FY	FY	Distributions	Last FYE
	in Last FY	(1)	(2)	(3)	(4)
Name	($)	($)	($)	($)	($)

Robert L. Long	0	25,913	12,442	0	183,081
Gregory L. Cauthen	0	6,816	27,247	0	182,958
Jean P. Cahuzac	0	11,325	5,169	0	77,591
Eric B. Brown	0	5,306	2,533	0	38,291
Steven L. Newman	0	3,994	2,626	60,063	7,161

(1)	Represents Company contributions made to the Transocean U.S. Supplemental Savings Plan on the named executive officer’s behalf in 2006.

(2)	Represents earnings in 2006 on funds held within the Transocean U.S. Supplemental Savings Plan by Messrs. Long, Cahuzac and Brown. Messrs. Cauthen and Newman’s earnings include earnings on funds held in both the Transocean U. S. Supplemental Savings Plan and the Transocean Deferred Compensation Plan.

(3)	Represents withdrawal, net of a 10% penalty, by Mr. Newman in March 2006 of all of his funds previously held in the Transocean Deferred Compensation Plan.

(4)	Represents balance as of December 31, 2006 remaining in the Transocean U.S. Supplemental Savings Plan for Messrs. Long, Cahuzac, Brown and Newman. Mr. Cauthen’s aggregate balance as of December 31, 2006 includes his remaining balances in both the Transocean U. S. Supplemental Savings Plan and the Transocean Deferred Compensation Plan.
Transocean U.S. Supplemental Savings Plan
     The named executive officers and certain other highly compensated employees are eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to which it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter, and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant’s supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant’s termination. A participant may not receive a distribution or make any withdrawals prior to such participant’s termination.
Transocean Deferred Compensation Plan
     Prior to December 31, 2004, eligible employees could elect to defer compensation under the Company’s non-qualified deferred compensation plan. On December 31, 2004, the plan was closed to any additional contributions. Amounts previously deferred under the plan were credited to each participant’s account, and participants could select from a variety of investment indices for their accounts. Participants may elect to receive a lump sum payment or an annuity upon termination. Participants may withdraw any portion or the complete balance at any time prior to termination, but any such early withdrawals are subject to a 10% penalty. Mr. Cauthen and Mr. Newman were the only named executive officers in 2006 who still maintained funds in the Deferred Compensation Plan. In March 2006, Mr. Newman withdrew all of the funds he previously held in the Deferred Compensation Plan and he incurred a 10% penalty in connection with such early withdrawal.
Potential Payments Upon Termination or Change of Control
     The following tables and narrative disclosure set forth certain information with respect to compensation that would be payable to the named executive officers upon a variety of termination or change of control scenarios.

	Mr. Long	Mr. Cahuzac	Mr. Cauthen	Mr. Brown	Mr. Newman
	($)	($)	($)	($)	($)

I. Involuntary Not-for-Cause Termination
Cash Severance Payment (1)	850,000	515,000	385,000	365,000	415,000
Deferred Compensation Plan (2)	0	0	147,264	0	0
Non-Equity Incentive Plan Compensation (1)	765,000	386,250	231,000	200,750	269,750
Outplacement Services (1)	42,500	25,750	19,250	18,250	20,750
U.S. Supplemental Retirement Plan (3)	4,779,829	166,953	158,575	422,227	87,139
Equity Incentive Plan Compensation under our LTIP (4)
Stock Options
2003 (5)	3,404,300	2,269,653	1,702,179	907,885	397,237
2004 (6)	3,913,529	1,696,028	1,304,580	978,409	391,448
2005 (7)	1,481,240	550,181	380,893	317,416	211,606
2006 (8)	45,801	17,812	11,026	11,026	30,539
Restricted Shares and Deferred Units
2003 (9)	0	1,293,593	970,114	517,372	226,492
2004 (6)	3,715,925	1,610,439	1,238,669	929,264	371,770
2005 (7)	2,740,422	1,017,894	704,681	587,250	504,715
2006 (8)	902,325	350,908	217,231	217,231	235,128
Supplemental Savings Plan (10)	183,081	77,591	35,694	38,291	7,161

Total Involuntary Not-for-Cause Severance Potential Payments	22,823,952	9,978,052	7,506,156	5,510,371	3,168,735

(1)	In the event of an involuntary not-for-cause termination, which is referred to by the Company as a “convenience of the company termination,” each of our named executive officers would receive the following benefits pursuant to our executive severance benefit policy:
•	a cash severance payment equal to one year base salary;

•	pro rata share (in this case, no pro rata adjustment is necessary because we assume that the involuntary termination occurred on December 31, 2006) of that year’s targeted non-equity incentive plan compensation, as determined by the Compensation Committee; and

•	outplacement services not to exceed 5% of the base salary of the executive.

(2)	Mr. Cauthen is the only named executive officer who maintained a balance in the Deferred Compensation Plan at December 31, 2006. Assuming, for purposes of this table, that Mr. Cauthen’s involuntary not-for-cause termination occurred on December 31, 2006, he would receive this balance in a lump sum cash payment paid by the Company.

(3)	Messrs. Long and Brown are the only named executive officers who had satisfied the age (at least 55 years of age) and service (at least 5 years of credited service) requirements under the Supplemental Retirement Plan as of December 31, 2006 and were therefore eligible to receive actual payments under the plan as of December 31, 2006. Each of Messrs. Long and Brown could have received their respective supplemental retirement benefits either through a lump sum payment (at the discretion of the Administrative Committee of the Company, which is a committee of senior management of the Company that has been delegated authority by the Financial and Benefits Committee of the Board to manage the daily operations of our employee benefit plans) or an annuity. The amount of supplemental retirement benefits included in the table for each of Messrs. Cahuzac, Cauthen and Newman represents the present value of those benefits which would not have been payable as of December 31, 2006, but would be payable once the applicable named executive officer reaches 55 years of age.

(4)	Mr. Long is the only named executive officer whose age (with a minimum age of 55) plus credited years of service would have exceeded 70 (the “Rule of 70”) as of December 31, 2006. For awards made after 2003, the Company ceased the practice of granting restricted shares, which were subject to accelerated vesting under the Rule of 70 pursuant to the LTIP, to any named executive officer who would satisfy the Rule of 70 within the vesting period of the applicable grant and instead elected to grant deferred units to such named executive officers to avoid early taxation.

(5)	The 2003 stock option award was fully earned as of December 31, 2006 and this remaining one-third unvested portion of the award for each named executive officer vested pursuant to the normal vesting schedule on January 1, 2007.

(6)	The 2004 stock option award was fully earned on December 31, 2006 and this remaining two-thirds unvested portion of the award would vest pursuant to the normal vesting schedule with one half of the unvested portion vested on January 1, 2007 and the remaining half of the unvested portion vesting on January 1, 2008.

(7)	The 2005 stock option award was fully earned on December 31, 2006 and the full amount of the earned award would vest pursuant to the normal vesting schedule with one third of the award vested on March 19, 2007 and the remaining two-thirds of the award vesting equally on January 1, 2008 and January 1, 2009.

(8)	Each of the 2006 contingent stock option and contingent restricted share and deferred unit awards, as applicable, were only partially earned as of December 31, 2006 because the two-year determination period associated with those awards does not end until December 31, 2007. Thus, for purposes of this table, only the pro rata portion (approximately 31.9%) of those awards that had been earned as of December 31, 2006 has been included. Additionally, the amount of the applicable pro rata portion of the award that will actually be retained, if any, by each named executive officer will not be determined until immediately prior to or early in the second quarter of 2008. At such time, the Compensation Committee will review our performance over the two-year determination period relative to our peer group with respect to CFROC and TSR and each named executive officer will retain an amount of contingent options and contingent restricted shares or deferred units, as applicable, consistent with the LTIP Payout Grid described under “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—3. Equity Incentive Plan Compensation.” Only 57.1% of the pro rata portion of the 2006 contingent option and contingent restricted shares and deferred unit awards, as applicable, has been included in the table because such amount reflects the expected value of the pro rata portion of such awards that will actually be retained by each named executive officer on the determination date immediately prior to or early in the second quarter of 2008.

(9)	Mr. Long’s 2003 restricted share award vested in full in 2005 upon his satisfaction of the Rule of 70 under the LTIP. The 2003 restricted share award for the other four named executive officers was fully earned as of December 31, 2006, but this remaining one-third unvested portion of the award vested pursuant to the normal vesting schedule on January 1, 2007.

(10)	Each named executive officer’s supplemental savings benefit is equal to the balance, which includes interest, recorded in his account as of December 31, 2006. A participant receives a single lump sum payment of the balance at the time of his termination. A participant may not receive a distribution or make any withdrawals prior to his termination.

	Mr. Long	Mr. Cahuzac	Mr. Cauthen	Mr. Brown	Mr. Newman
	(1)	(2)	(2)	(2)	(2)
	($)	($)	($)	($)	($)

II. Voluntary Termination
Deferred Compensation Plan	0	0	147,264	0	0
U.S. Supplemental Retirement Plan	4,779,829	166,953	158,575	422,227	87,139
Equity Incentive Plan Compensation under our LTIP
Stock Options
2003	3,404,300	0	0	0	0
2004	3,913,529	0	0	0	0
2005	1,481,240	0	0	0	0
2006	45,801	0	0	0	0
Restricted Shares and Deferred Units
2004	3,715,925	0	0	0	0
2005	2,740,422	0	0	0	0
2006	902,325	0	0	0	0
Supplemental Savings Plan (1)	183,081	77,591	35,694	38,291	7,161

Total Voluntary Termination Potential Payments	21,166,452	244,544	341,533	460,518	94,300

(1)	Mr. Long is the only named executive officer whose age (with a minimum age of 55) plus credited years of service would have exceeded 70 as of December 31, 2006. In the event of his voluntary termination on December 31, 2006, he would be eligible to receive the same payments he received under the “I. Involuntary Not-for-Cause Termination” scenario described above, except that he would not receive a cash severance payment, non-equity incentive plan compensation or outplacement services provided under the executive severance benefit policy.

(2)	None of Messrs. Cahuzac, Cauthen, Brown or Newman satisfied the Rule of 70 under the LTIP as of December 31, 2006, so each would be required to forfeit his interest in the unvested portion of his awards in the event of his voluntary termination on December 31, 2006 and would be eligible to receive the same potential deferred compensation, supplemental retirement and supplemental savings payments as contemplated under the “I. Involuntary Not-for-Cause Termination” scenario described above.

	Mr. Long	Mr. Brown
	(2)	(3)
	($)	($)

III. Retirement (1)
U.S. Supplemental Retirement Plan	4,779,829	422,227
Equity Incentive Plan Compensation under our LTIP
Stock Options
2003	3,404,300	0
2004	3,913,529	0
2005	1,481,240	0
2006	45,801	0
Restricted Shares and Deferred Units
2004	3,715,925	0
2005	2,740,422	0
2006	902,325	0
Supplemental Savings Plan	183,081	38,291

Total Retirement Potential Payments	21,166,452	460,518

(1)	None of Messrs. Cahuzac, Cauthen or Newman is at least 55 years of age, so none of them would be eligible for early retirement or normal retirement (age 65) under the U.S. Supplemental Retirement Plan.

(2)	Mr. Long is the only named executive officer whose age (with a minimum age of 55) plus credited years of service would have been equal to at least 70 as of December 31, 2006. As such, he would receive the same potential payments under this “III. Retirement” scenario as he would have received under the “II. Voluntary Termination” scenario described above.

(3)	Mr. Brown was 55 years of age as of December 31, 2006, so he was eligible for early retirement at such time under our U.S. Supplemental Savings Plan. Mr. Brown would have been eligible to receive the same potential supplemental retirement and supplemental savings payments under this “III. Retirement” scenario as he would have received under the “II. Voluntary Termination” scenario described above. However, Mr. Brown only had 12 years of credited service as of December 31, 2006, so he did not satisfy the Rule of 70 for purposes of the LTIP. Thus, he would have been required to forfeit his interest in the unvested portion of his equity awards in the event of his early retirement on December 31, 2006.

	Mr. Long	Mr. Cahuzac	Mr. Cauthen	Mr. Brown	Mr. Newman
	(1)	(1)	(1)	(1)	(2)
	($)	($)	($)	($)	($)

IV. Termination in Connection with a Change of Control
Cash Severance Payment (1)	4,828,850	2,694,738	1,841,840	1,691,593	415,000
Deferred Compensation Plan (3)	0	0	147,264	0	0
Non-Equity Incentive Plan Compensation (1)	765,000	386,250	231,000	200,750	269,750
Outplacement Services (1)	42,500	25,750	19,250	18,250	20,750
U.S. Supplemental Retirement Plan (1)	7,607,908	579,338	417,436	865,100	87,139
Equity Incentive Plan Compensation under our LTIP (4)
Stock Options
2003	3,404,300	2,269,653	1,702,179	907,885	397,237
2004	3,913,529	1,696,028	1,304,580	978,409	391,448
2005	1,481,240	550,181	380,893	317,416	211,606
2006	45,801	17,812	11,026	11,026	30,539
Restricted Shares and Deferred Units
2003	0	1,293,593	970,114	517,372	226,492
2004	3,715,925	1,610,439	1,238,669	929,264	371,770
2005	2,740,422	1,017,894	704,681	587,250	504,715
2006	902,325	350,908	217,231	217,231	235,128
Supplemental Savings Plan (3)	183,081	77,591	35,694	38,291	7,161
Excise Tax Gross-Up (1)	0	0	894,276	0	0

Total Change of Control Termination Potential Payments	29,630,881	12,570,175	10,116,133	7,279,837	3,168,735

(1)	Messrs. Long, Cahuzac, Cauthen and Brown are each covered by our executive change of control policy (which includes, among other things, a cash severance payment, non-equity incentive plan compensation, additional supplemental retirement plan benefits, outplacement services and excise tax gross-ups) that is described under “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—5. Severance Packages and Change of Control Policies.” The potential payments made to these named executive officers set forth in this table assume that the named executive officers are terminated (other than “for cause”) or leave us for “good reason” within 24 months after a “change of control” (as such terms are defined in our executive change of control policy).

(2)	Mr. Newman is not covered by our executive change of control policy so he would receive the same potential payments under this “IV. Termination in Connection with a Change of Control” scenario that he would have received under the “I. Involuntary Not-for-Cause Termination” scenario described above.

(3)	Each named executive officer would be eligible to receive the same potential deferred compensation and supplemental savings payments as contemplated under the “I. Involuntary Not-for-Cause Termination” scenario described above.

(4)	The unvested portion of each of the 2003, 2004, 2005 and 2006 stock option and restricted share and deferred unit awards, as applicable, granted under our LTIP would be earned and vested in the same way as contemplated under the “I. Involuntary Not-for-Cause Termination” scenario described above.

	Mr. Long	Mr. Cahuzac	Mr. Cauthen	Mr. Brown	Mr. Newman
	($)	($)	($)	($)	($)

V. Death
Deferred Compensation Plan (1)	0	0	147,264	0	0
Non-Equity Incentive Plan Compensation (2)	765,000	386,250	231,000	200,750	269,750
U.S. Supplemental Retirement Plan	2,141,812	70,817	74,828	219,851	38,073
Equity Incentive Plan Compensation (3)
Stock Options
2003	3,404,300	2,269,653	1,702,179	907,885	397,237
2004	3,913,529	1,696,028	1,304,580	978,409	391,448
2005	1,481,240	550,181	380,893	317,416	211,606
2006	45,801	17,812	11,026	11,026	30,539
Restricted Shares and Deferred Units
2003	0	1,293,593	970,114	517,372	226,492
2004	3,715,925	1,610,439	1,238,669	929,264	371,770
2005	2,740,422	1,017,894	704,681	587,250	504,715
2006	902,325	350,908	217,231	217,231	235,128
Supplemental Savings Plan (1)	183,081	77,591	35,694	38,291	7,161
Life Insurance Proceeds (4)	1,000,000	1,000,000	1,000,000	1,000,000	1,500,000

Total Death Potential Payments	20,293,435	10,341,166	8,018,159	5,924,745	4,183,919

(1)	Each named executive officer would be eligible to receive the same potential deferred compensation and supplemental savings payments as contemplated under the “I. Involuntary Not-for-Cause Termination” scenario described above.

(2)	Each named executive officer’s beneficiary would receive the pro rata share of the deceased’s targeted non-equity incentive plan compensation for 2006. If the named executive officer died on December 31, 2006, then this pro rata share would be equal to 100% of such named executive officer’s targeted non-equity compensation for 2006.

(3)	The unvested portion of each of the 2003, 2004, 2005 and 2006 stock option and restricted share and deferred unit awards, as applicable, granted under our LTIP would be earned and vest in the same way as contemplated under the “I. Involuntary Not-for-Cause Termination” scenario described above, except that any stock options that were outstanding on the date of death remain outstanding and exercisable until the later of (a) one year after the date of death or (b) the original expiration date of the stock option.

(4)	We provide each of our named executive officers with a life insurance benefit equal to four times covered annual earnings, capped at a maximum of $1,000,000. Mr. Newman is the only named executive officer as of December 31, 2006 who had elected (at his own expense) to purchase an additional $500,000 of life insurance, which brings the total life insurance proceeds payable upon his death up to our allowed maximum of $1,500,000.

	Mr. Long	Mr. Cahuzac	Mr. Cauthen	Mr. Brown	Mr. Newman
	($)	($)	($)	($)	($)

VI. Disability
Deferred Compensation Plan (1)	0	0	147,264	0	0
Non-Equity Incentive Plan Compensation (1)	765,000	386,250	231,000	200,750	269,750
U.S. Supplemental Retirement Plan	4,779,829	166,953	158,575	422,227	87,139
Equity Incentive Plan Compensation under our LTIP (2)
Stock Options
2003	3,404,300	2,269,653	1,702,179	907,885	397,237
2004	3,913,529	1,696,028	1,304,580	978,409	391,448
2005	1,481,240	550,181	380,893	317,416	211,606
2006	45,801	17,812	11,026	11,026	30,539
Restricted Shares and Deferred Units
2003	0	1,293,593	970,114	517,372	226,492
2004	3,715,925	1,610,439	1,238,669	929,264	371,770
2005	2,740,422	1,017,894	704,681	587,250	504,715
2006	902,325	350,908	217,231	217,231	235,128
Supplemental Savings Plan (1)	183,081	77,591	35,694	38,291	7,161
Disability Benefits (3)	0	0	0	0	0

Total Disability Potential Payments	21,931,452	9,437,302	7,101,906	5,127,121	2,732,985

(1)	Each of the potential deferred compensation, non-equity incentive plan compensation and supplemental savings payments under this “VI. Disability” scenario would be the same as contemplated under the “V. Death” scenario described above, except that the payments under this “VI. Disability” scenario would be paid directly to Mr. Cauthen instead of his beneficiary.

(2)	The unvested portion of each of the 2003, 2004, 2005 and 2006 stock option and restricted share and deferred unit awards, as applicable, granted under our LTIP would be earned and vest in the same way as contemplated under the “I. Involuntary Not-for-Cause Termination” scenario described above.

(3)	None of our named executive officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees. The standard disability benefits that our named executive officers would receive in the event of their disability are described under “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—6. Perquisites and Benefits.”

Director Compensation
     Directors who are employees of the Company do not receive compensation for serving on the board or any of its committees. The following table and narrative disclosure provide information on the Company’s compensation for non-employee directors for 2006.

					Change in
					Pension
					Value and
					Nonqualified
	Fees				Deferred
	Earned	Stock	Option	Non-Equity	Compensation
	or Paid	Awards	Awards	Incentive Plan	Earnings	All Other	Total
	in Cash	(1)	(1)	Compensation	(2)	Compensation	(3)
Name	($)	($)	($)	($)	($)	($)	($)

J. Michael Talbert (4)	172,000	56,206	0	0	0	0	228,206
Arthur Lindenauer (4)	107,500	76,107	5,129	0	0	0	188,736
Martin B. McNamara (4)	100,500	76,107	5,129	0	0	0	181,736
Ian C. Strachan (4)	98,000	76,107	5,129	0	0	0	179,236
Kristian Siem (4)	82,500	76,107	5,129	0	0	0	163,736
Victor E. Grijalva (4)	81,500	76,107	5,129	0	0	0	162,736
Roberto L. Monti (4)	78,000	76,107	5,129	0	0	0	159,236
Robert M. Sprague (4)	80,000	76,107	0	0	0	0	156,107
Judy J. Kelly (4)	86,000	56,206	0	0	0	0	142,206
Mark A. Hellerstein (5)	18,667	1,257	0	0	0	0	19,924
Michael E. McMahon (5)	18,667	1,257	0	0	0	0	19,924
Richard A. Pattarozzi (6)	20,000	231,114	125,460	0	0	0	376,574

(1)	Represents the compensation cost recognized by the Company during fiscal 2006 under FAS 123(R) for deferred units awarded and stock options granted to our directors in 2006 and prior years. Each deferred unit awarded to our directors vests in equal annual installments on the first, second and third anniversaries of the date of award assuming continued service on the board. Each stock option granted to a director has a ten-year term and becomes exercisable in equal annual installments on the first, second and third anniversaries of the date of grant assuming continued service on the board. In the event of an outside director’s retirement in accordance with the board’s retirement policy or his earlier death or disability, or in the event of a change of control of our company as described under “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—5. Severance Packages and Change of Control Policies,” deferred units will vest immediately and options will become immediately exercisable and will remain exercisable for the remainder of their ten-year term. Options will terminate 60 days after an outside director leaves the board for any other reason. However, if that person ceases to be a director for our convenience, as determined by the board, the board may at its discretion accelerate the exercisability and retain the original term of those options. This treatment was afforded the options of Mr. Pattarozzi in connection with his resignation from the board in May 2006.

(2)	Messrs. Grijalva and McNamara had balances as of December 31, 2006 of $340,753 and $140,147, respectively, in a nonqualified deferred compensation account that did not earn any above-market or preferred earnings during 2006.

(3)	The Company also reimburses directors for out-of-pocket expenses attendant to board membership.

(4)	On May 11, 2006, each of Messrs. Talbert, Lindenauer, McNamara, Strachan, Siem, Grijalva, Monti and Sprague and Ms. Kelly was awarded 1,503 deferred units valued at $87.66 per share, which was the closing price for our ordinary shares on such day, for a total grant date fair value of $131,753. Such units vest in equal installments on May 11, 2007, May 11, 2008 and May 11, 2009, but are required to be held by the director until he or she leaves the board.

(5)	On December 7, 2006, each of Messrs. Hellerstein and McMahon was awarded 701 deferred units valued at $80.03 per share, which was the closing price for our ordinary shares on such day, for a total grant date fair value of $56,101. Such units vest in equal installments on December 7, 2007, December 7, 2008 and December 7, 2009, but are required to be held by the director until he leaves the board.

(6)	On February 9, 2006, the board was informed that Mr. Pattarozzi did not intend to stand for re-election in May 2006. The board decided to modify his previously awarded deferred units and options by accelerating the vesting of Mr. Pattarozzi’s unvested deferred units and retaining the original term of the options. These modifications resulted in an increased FAS 123(R) cost that was calculated effective February 9, 2006, as all conditions of the options and awards were known at that time.
     The corporate governance committee of the board annually reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. In 2006, each director who is not one of our officers or employees received an annual retainer of $50,000, except for Mr. Talbert, whose director compensation arrangement is described below. Mr. Lindenauer received an additional $20,000 annual retainer for serving as audit committee chairman, and each of the other committee chairmen received an additional $10,000 annual retainer. Non-employee directors also received a fee of $2,000 for each board meeting and $1,500 for each board committee meeting attended, plus incurred expenses where appropriate.
     At our board meeting held immediately after the 2006 annual general meeting of our shareholders, the board granted 1,503 deferred units to each non-employee director (other than Messrs. Hellerstein and McMahon who were not then directors of the board) equal in aggregate value to $128,000 based upon the average price of our ordinary shares for the 10 trading days immediately prior to the date of our board meeting (calculated at $85.16 per share). On December 7, 2006, Messrs. Hellerstein and McMahon were appointed to the board and were each awarded a pro rated portion of the award made to the other non-employee directors following the 2006 annual meeting.
     Mr. Talbert became our non-executive Chairman after his retirement from active employment with us in October 2004. Based upon research done by us and our compensation consultant, the board determined that an appropriate retainer for a non-executive chairman would be $160,000 per year. Mr. Talbert was paid this retainer for 2006. Mr. Talbert received the board meeting attendance fee (which amount is included in the column entitled “Fees Earned or Paid in Cash” of the table above), but did not receive any additional fees for attendance at board committee meetings. In addition, Mr. Talbert received the same equity grants given to other non-employee directors.
     In February 2007, the board approved a change in director compensation such that (1) our directors will no longer receive any additional fees for attending board meetings or board committee meetings, (2) each chairman of a committee will continue to receive a $10,000 fee (except for the chairman of the audit committee who will receive a $20,000 fee), (3) each of our non-employee directors, except Mr. Talbert, will receive (A) an annual retainer of $90,000 and (B) an amount of deferred units equal in aggregate value to $150,000 based upon the average price of our ordinary shares for the 10 trading days immediately prior to the date of our board meeting that will immediately follow the 2007 annual general meeting of our shareholders.
     In February 2007, the board also approved an adjustment to Mr. Talbert’s chairman compensation. The board sets Mr. Talbert’s compensation based on comparative data for non-executive chairmen and determined that Mr. Talbert should receive (1) the same level of equity compensation as the other non-employee directors and (2) a level of total director compensation that is 1.5 times greater than the average level of total compensation (including the annual retainer and deferred unit awards, but excluding any board committee chairman fees) earned by the other directors. Pursuant to these guidelines, the board approved with respect to Mr. Talbert in 2007 (A) an annual retainer of $210,000 and (B) an amount of deferred units equal in aggregate to $150,000 based upon the average price of our ordinary shares for the 10 trading days immediately prior to the date of our board meeting that will immediately follow the 2007 annual general meeting of our shareholders.

Compensation Committee Interlocks and Insider Participation
     The members of the executive compensation committee of the board of directors during the last completed fiscal year were Mr. Strachan, Chairman, Ms. Kelly and Messrs. Hellerstein, Monti and Sprague. Additionally, Mr. Pattarozzi served as a member of the executive compensation committee prior to his not standing for re-election to the board in May 2006. There are no matters relating to interlocks or insider participation that we are required to report.
CERTAIN TRANSACTIONS
     We own a 50 percent interest in an unconsolidated joint venture company, Overseas Drilling Limited (ODL), which owns the drillship Joides Resolution. Siem Offshore Inc. owns the other 50 percent interest in ODL. Our director, Kristian Siem, is the chairman of Siem Offshore Inc. and is also a director and officer of ODL. We provide operational and management services to ODL, and we earned $2.0 million for these services in 2006. ODL also reimburses us for costs which we incur in connection with these services, and we were reimbursed $6.3 million for these services in 2006. In November 2005, we and Siem Offshore Inc. each entered into a separate loan agreement with ODL under which ODL may grant multiple loans to us and Siem Offshore Inc. at its discretion in amounts up to $8 million. ODL may demand repayment at any time upon five business days prior written notice, and any amount due to us or Siem Offshore Inc. from ODL may be offset against the applicable loan amount at the time of repayment. ODL distributed dividends of approximately $4.0 million to each of us and Siem Offshore Inc. in 2006. Mr. Siem is also chairman and chief executive officer of Siem Industries, Inc., which owns an approximate 45 percent interest in Siem Offshore Inc.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2006.

Number of securities
remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under
	issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants and	(excluding securities
	warrants and rights	rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1) (2) (3)	5,603,637	$32.80	10,257,592

Equity compensation plans not approved by security holders (4)	—	—	—

Total	5,603,637	$32.80	10,257,592

(1)	Includes 1,962,874 shares to be issued upon exercise of options with a weighted average exercise price of $22.32 that were granted under (a) our Sedco Forex Employees Option Plan in connection with our merger with Sedco Forex Holdings Limited, which was approved by our shareholders, and (b) equity compensation plans of R&B Falcon Corporation assumed by us in connection with our merger with R&B Falcon, which was approved by our shareholders.

(2)	In addition to stock options, we are authorized to grant awards of restricted stock and deferred units under our Long-Term Incentive Plan, and 3,948,734 ordinary shares are available for future issuance pursuant to grants of restricted stock and deferred units under this plan. As of December 31, 2006, 710,740 contingent performance-based restricted share and deferred unit awards granted in 2005 and 2006 are earnable based on the achievement of certain performance targets.

(3)	Includes 675,704 contingent, performance-based options granted in 2005 and 2006 that are earnable based on the achievement of certain performance targets. The actual number of options retained and restricted shares to be issued will be determined upon completion of the two-year performance period.

(4)	Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the ordinary share equivalents at the time of distribution are distributed in ordinary shares. As of December 31, 2005, our directors had purchased 36,856 Transocean ordinary share equivalents under this plan. After December 31, 2005, no further deferrals may be made under the plan.
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the 2007 calendar year. Ernst & Young LLP served as our independent registered public accounting firm for the 2006 calendar year. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the audit committee recommended that this appointment be submitted to our shareholders for approval. Approval of our appointment of Ernst & Young LLP to serve as independent registered public accounting firm for the year 2007 requires the affirmative vote of holders of at least a majority of the ordinary shares present in person or by proxy at the meeting and entitled to vote on the matter. If the shareholders do not approve the appointment of Ernst & Young LLP, our audit committee will consider the appointment of another independent registered public accounting firm. A representative of Ernst & Young LLP is expected to be present at the annual general meeting with the opportunity to make a statement if so desired and to respond to appropriate questions.
FEES PAID TO ERNST & YOUNG LLP
     Ernst & Young LLP Audit Fees for each of the fiscal years 2006 and 2005 and Audit-Related Fees, Tax Fees and Total of All Other Fees for services rendered in 2006 and 2005 are as follows, as described below:

		Audit-Related		Total of
	Audit Fees (1)	Fees(2)	Tax Fees (3)	All Other Fees (4)
Fiscal year 2006	$4,075,500	$114,000	$1,748,896	$600
Fiscal year 2005	$4,651,247	$66,748	$1,479,101	$2,250

(1)	The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10-Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations. They include approximately $1.7 million and $2.5 million of fees related to the Section 404 attestation of management reports on internal controls for the fiscal years 2006 and 2005, respectively.

(2)	The audit related fees include non-statutory audits of subsidiaries, other accounting consultations and employee benefit plan audits.

(3)	Tax fees were for tax preparation, compliance and tax advice. We incurred approximately $1.0 million and $0.9 million of tax compliance and preparation fees for the years 2006 and 2005, respectively.

(4)	All other fees were for certain legislative updates.
     The audit committee pre-approves all auditing services, review or attest engagements and permitted non-audit services to be performed by our independent registered public accounting firm, subject to some de minimis exceptions for non-audit services which are approved by the audit committee prior to the completion of the annual audit. No non-audit services were performed under the de minimis exception during 2006. The audit committee has considered whether the provision of services rendered in 2006 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.
     The audit committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the audit committee of all audit and non-audit work. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the audit committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The audit committee has given advance approval for specified audit, audit-related and tax services for 2007. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls.
HOUSEHOLDING
     The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
     As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our corporate secretary at Eric B. Brown, Secretary, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046, telephone number (713) 232-7500. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2006 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.
2006 ANNUAL GENERAL MEETING OF SHAREHOLDERS
     At our last Annual General Meeting held on May 11, 2006, our shareholders:
•	elected Victor E. Grijalva, Arthur Lindenauer and Kristian Siem as directors; and

•	approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006.
     Since the 2006 Annual General Meeting, our articles and memorandum of association have not been amended and no meetings of shareholders have been held.
PROPOSALS OF SHAREHOLDERS
     Shareholder Proposals in the Proxy Statement. Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2008 annual general meeting, your proposals must be received at our principal executive offices, 4 Greenway Plaza, Houston, Texas 77046, by no later than November 27, 2007. However, if the date of the 2008 annual general meeting changes by more than 30 days from the anniversary of the 2007 annual general meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.
     Shareholder Proposals and Nominations for Directors to Be Presented at Meetings. If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our articles of association. Our articles of association provide generally that, if you desire to propose any business at an annual general meeting, you must give us written notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after that anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. The deadline under our articles of association for submitting proposals will be February 10, 2008 for the 2008 annual general meeting unless it is more than 30 days before or after the anniversary of the 2007 annual general meeting. Your notice must set forth:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

•	your name and address;

•	a representation that you are a holder of record of our ordinary shares entitled to vote at the meeting, or if the record date for the meeting is subsequent to the date required for shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting, and, in either case, intend to appear in person or by proxy at the meeting to propose that business; and

•	any material interest you have in the business.
     If you desire to nominate directors at an annual general meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors at an extraordinary general meeting at which the board of directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice must set forth:
•	your name and address and the name and address of the person or persons to be nominated;

•	a representation that you are a holder of record of our ordinary shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

•	a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between you and each nominee you proposed and any other person or persons under which the nomination or nominations are to be made by you;

•	any other information regarding each nominee you proposed that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the consent of each nominee to serve as a director if so elected.
     The chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures.
     You may obtain a copy of our articles of association, in which these procedures are set forth, upon written request to Eric B. Brown, Secretary, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046.

THIS PAGE INTENTIONALLY LEFT BLANK

YOUR VOTE IS IMPORTANT PLEASE VOTE BY MAIL AS FOLLOWS:
•	Mark, sign and date your proxy card.
•	Detach your proxy card.
•	Return your proxy card in the postage-paid envelope provided.

☐	▼ DETACH PROXY CARD HERE▼

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink
The Board of Directors Recommends a Vote “FOR” Approval of Items 1 and 2
Item 1. Election of Directors.

	FOR	AGAINST	ABSTAIN

Robert L. Long	☐	☐	☐
Martin B. McNamara	☐	☐	☐
Robert M. Sprague	☐	☐	☐
J. Michael Talbert	☐	☐	☐

	FOR	AGAINST	ABSTAIN

Item 2.	Approval of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2007. ☐	☐	☐

Item 3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

	To change your address, please mark this box.		☐

	To include any comments, please mark this box.		☐

     S C A N   L I N E
Sign exactly as name appears hereon. (If shares are held in joint names, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.)

Date	Share Owner sign here	Co-Owner sign here

TRANSOCEAN INC. Walker House, Mary Street
George Town Grand Cayman, Cayman Islands
P R O X Y PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned, revoking any proxy heretofore given in connection with the Annual General Meeting described below, hereby appoints Robert L. Long, Gregory L. Cauthen and Eric B. Brown, and each of them, proxies, with full powers of substitution, to represent the undersigned at the Annual General Meeting of Transocean Inc. to be held on Thursday, May 10, 2007 at 9:00 a.m., at the British Colonial Hilton Nassau, Nassau, Bahamas and at any adjournment thereof, and to vote all ordinary shares that the undersigned would be entitled to vote if personally present as follows:
     The shares represented by this proxy will be voted as directed herein. If this proxy is duly executed and returned, and no voting directions are given herein, such shares will be voted “FOR” each of the nominees listed in Item 1 and “FOR” the proposal to approve the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2007. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.
TRANSOCEAN INC.
c/o THE BANK OF NEW YORK
P.O. BOX 11168
NEW YORK, N.Y. 10203-0168
(Continued, and to be signed and dated on the reverse side)